UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule
14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.)
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Filed by a party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
THOR Industries, Inc.

(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

2 / THOR INDUSTRIES, INC.

Dear Fellow Shareholders of THOR Industries:

Thank you for your continued support of THOR Industries. On behalf of the Board of Directors, I am pleased to invite you to participate in and attend the 2023 Annual Meeting of Shareholders.

Over the years, THOR has proven itself to be a top industry performer in any market. Our Fiscal Year 2023 gave us an opportunity to showcase our geographic market diversity, culture of adaptation, and our commitment to resilient performance. Through production and pricing discipline, cost optimization efforts, innovative product development, and seizing the opportunities presented by the market, we were able to achieve net sales of $11.12 billion. As the only true global producer of recreational vehicles, we are particularly proud of the performance of our European operations which drove approximately 27% of our net sales.

We are prouder still of our ability to generate cash and deploy it for the benefit of THOR and its shareholders. Our net income attributable to THOR Industries, Inc. of $374.3 million and cash from operations generated of $981.6 million was put to work to solidify THOR’s foundation and ensure continued success in the future. THOR increased its dividend by 4.7% and, in the face of rising interest expense, THOR paid $514.4 million towards the principal of its long-term indebtedness. The Company also continued to strategically repurchase shares and repurchased 549,532 shares over the course of the fiscal year at a weighted-average price of $76.44.

Perhaps most importantly, THOR also continued to invest in innovation and technology for the next generation of its products. Key investments and achievements were made in the areas of vehicle electrification, automation, and connected vehicles. We are excited to watch THOR’s portfolio of industry-leading and innovative products continue to evolve and capture the imagination of consumers across the world.

As we look ahead to Fiscal Year 2024, and in the face of continued macroeconomic uncertainty, we remain confident in our ability to adapt, perform, and bring long-term value to you, our shareholders.

Andrew E. Graves Chairman of the Board

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Notice of Annual Meeting of Shareholders

Important Notice Regarding the Availability of Proxy Materials for the THOR Industries, Inc. Annual Meeting of Shareholders to be Held on December 15, 2023

Dear Fellow Shareholders:

This year’s Annual Meeting will be held virtually on December 15, 2023, at 9:00 a.m. EST. Shareholders of record as of the close of business on October 16, 2023 (the “Record Date”) are entitled to vote at the Annual Meeting and any postponement or adjournment thereof.

Shareholders will be able to attend the Annual Meeting online, vote, and examine our list of shareholders, by visiting www.virtualshareholdermeeting.com/THO2023, and will be required to enter the 16-digit control number on your proxy card or voting instruction form.

THOR Industries tremendously values the input of its Shareholders. Your vote is important to us. Please take the time to review our Proxy Statement. We encourage you to vote your shares prior to the Annual Meeting, or, if not possible, to submit your votes electronically during the Annual Meeting.

At the Meeting, our Shareholders will be asked to:

Proposal 1	Elect the Directors named in the Proxy Statement;

Proposal 2	Ratify the appointment of the independent registered public accounting firm;

Proposal 3	Vote, on an advisory basis, on the Frequency of holding the “Say on Pay” vote;

Proposal 4	Vote, on an advisory basis, to approve the Named Executive Officer compensation; and

Transact such other business as may properly come before the Meeting.

We appreciate your continued confidence in our Company and look forward to your input.

By Order of the Board of Directors
Trevor Q. Gasper
Senior Vice President, General Counsel,
and Corporate Secretary Elkhart, Indiana November 1, 2023	The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

4 / THOR INDUSTRIES, INC.

You are entitled to vote at the Meeting if you were a holder of THOR Industries, Inc. common stock, $0.10 par value (“Common Stock”), at the close of business on October 16, 2023. At the close of business on that date, 53,278,289 shares of our Common Stock were outstanding and entitled to vote.

Review the Proxy Statement and Vote in one of four ways:

Internet You may vote by internet 24 hours a day through 11:59 p.m., EST, on December 14, 2023, by following the instructions listed on the Notice Card.	Telephone You may vote by telephone 24 hours a day through 11:59 p.m., EST, on December 14, 2023, by following the instructions listed on the Notice Card.

Mail

You can only vote by mail if you request and receive a paper copy of the proxy materials and proxy card. You may request proxy materials by following the instructions listed on the Notice Card. You may then vote by completing, signing, dating, and returning a proxy card.

Virtually

To participate in the Annual Meeting online, visit www.virtualshareholdermeeting.com/THO2023 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website.

Notice to Shareholders: Our 2023 Proxy Statement and Annual Report on Form 10-K are available free of charge on our website at www.thorindustries.com.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

6 / THOR INDUSTRIES, INC.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Summary of Proposals

While we offer this summary review of the matters to be voted on at the Annual Meeting, we encourage you to carefully review the entire Proxy Statement before voting.

Voting Matters	BOARD RECOMMENDS

Proposal 1 Election of Eight (8) Directors Named in This Proxy Statement	each of the nominees

Proposal 2 Ratification of appointment of Independent Registered Accounting Firm for Fiscal Year 2024

Proposal 3 Advisory Vote on the frequency of holding the “Say on Pay” vote; and

Proposal 4 Advisory Vote to approve the compensation of our Named Executive Officers (“NEOs”)

Proxy Statement

This Proxy Statement is provided in connection with the solicitation of proxies, by order of the Board of Directors (the “Board” or “Board of Directors”) of THOR Industries, Inc. (the “Company”, “THOR”, “we”, or “us”), to be used at the 2023 Annual Meeting of the Shareholders of the Company. The proxy card or voting instruction form sets forth your holdings of Common Stock of the Company. We expect that, on or after November 1, 2023, this Proxy Statement will be available through the Internet.

General Information about

Our Annual Meeting

A copy of this Proxy Statement and our Annual Report for the fiscal year ended July 31, 2023 (“Fiscal Year 2023”), will be sent to any Shareholder who requests a copy through any of the following methods:

•	By internet: www.proxyvote.com

•	By telephone: 1-800-579-1639

•	By e-mail: sendmaterial@proxyvote.com

The Annual Report is not to be considered a part of this proxy soliciting material.

Voting Instructions

and Information

WHO CAN VOTE

You are entitled to vote if our records show that you held shares in our Company as of the Record Date, October 16, 2023. At the close of business on that date, 53,278,289 shares of our Common Stock were outstanding and entitled to vote. Each share of our Common Stock is entitled to one vote. A list of Shareholders entitled to vote at the Annual Meeting will be available for examination by Shareholders during the Meeting and during regular business hours at the Company’s office for ten (10) days prior to the Meeting.

HOW TO VOTE

We are holding our Meeting virtually again this year. You or your proxyholder will be able to attend the 2023 Annual Meeting online, vote and submit questions by visiting www.virtualshareholdermeeting.com/THO2023 and using the 16-digit control number included on your notice, on your proxy card, or in the voting instructions that accompanied your proxy materials. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website. We encourage you to vote your shares prior to the Annual Meeting.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each Shareholder of record, we may furnish our proxy materials, including this Proxy Statement and our Annual Report to Shareholders, by providing access to these documents on the Internet. Generally, Shareholders will not receive printed copies of the proxy materials unless they request them.

If your Common Stock is held through a broker, bank, or other nominee (held in “street name”), you will receive instructions from the entity holding your stock that you must follow in order to have your shares voted. If you want to vote your shares during the Meeting, you must obtain a legal proxy from the entity holding your shares and submit a ballot virtually at the Meeting.

If you hold shares in your own name as a holder of record with our transfer agent, Computershare, you may instruct the proxies how to vote by following the instructions listed on the Notice of Internet Availability (“Notice Card”) or the proxy card (if printed materials were requested).

Shareholders may vote their shares in any of the following ways:

1.	By Internet: You may vote online 24 hours a day through 11:59 p.m., EST, December 14, 2023, by following the instructions listed on the Notice Card.

2.	By Telephone: You may vote by telephone 24 hours a day through 11:59 p.m., EST, December 14, 2023, by following the instructions listed on the Notice Card.

3.

By Mail: You may vote by mail only if you request and receive a paper copy of the proxy materials and proxy card. You may request proxy materials by following the instructions listed on the Notice Card. You may then vote by completing, signing, dating, and returning a proxy card.

4.	Virtually at the Meeting:

You may attend the Meeting virtually at www.virtualshareholdermeeting.com/THO2023 and enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card, or on the instructions that accompanied your proxy materials. You will be able to vote your shares electronically during the Annual Meeting by following the instructions available on the meeting website.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

A proxy that is properly executed and timely returned to our Company that is not revoked prior to the Meeting will be voted in accordance with your instructions. If no instructions are given with respect to one or more of the proposals to be voted upon at the Meeting, proxies will be voted in accordance with the recommendations of our Board of Directors on such proposals. You may revoke your proxy at any time until exercised by giving written notice to the Secretary of our Company, by submitting a ballot virtually at the Meeting, or by timely submitting a later-dated proxy by mail, internet, or telephone. At our Meeting, a representative of Broadridge Financial Solutions, Inc. will tabulate the votes and act as the inspector of election.

HOW VOTES ARE COUNTED

A quorum is required to transact business at our Meeting. Shareholders of record constituting a majority of the shares entitled to cast votes shall constitute a quorum. If you have returned valid proxy instructions or attend the Meeting virtually, your shares will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters voted upon at the Meeting. Abstentions and broker non-votes will be treated as present for purposes of determining whether a quorum is present.

VOTING

Your vote may be (i) “for” or “withhold” on Proposal 1 relating to the election of each Director; (ii) “for”, “against”, or “abstain” on Proposals 2 and 4 relating to the ratification of the retention of the Company’s auditors and the advisory vote on executive compensation; and (iii) a

Board Recommendations

As set forth in the Summary of Proposals, our Board

of Directors recommends that you vote “FOR” each

of the Director nominees, “FOR” the ratification of

the appointment of the independent registered public

accounting firm, for “EVERY YEAR” on the “Say on Pay”

frequency, and “FOR” the advisory vote approving the

compensation of our Named Executive Officers.

frequency of every year, every other year, or every third year for Proposal 3 relating to the frequency of “Say on Pay” votes. The affirmative vote of a majority of the votes cast is required to approve each proposal. With respect to director elections, our Amended and Restated By-Laws (“By-Laws”) require each nominee for election as a director to resign from the Board upon failing to receive a majority of the votes cast in an uncontested election, contingent upon the acceptance of the proffered resignation by the Board, with the recommendation of the Environmental, Social, Governance and Nominating Committee of the Board. Broker non-votes and abstentions will not impact the outcome of the vote on the proposals, as they are not counted as votes cast. It is important to be aware that if you hold shares in street name with a broker, bank, or other nominee, and you do not submit voting instructions, then your broker, bank, or nominee will not be permitted to vote your shares in its discretion on any of the matters set for vote at our Meeting other than Proposal 2 relating to the ratification of the appointment of our independent registered public accounting firm, which is considered a routine matter.

COST OF PROXY SOLICITATION

In addition to the solicitation of proxies by mail, officers and employees of our Company may solicit proxies in person or by telephone. The cost of this proxy solicitation is being borne by our Company.

SHAREHOLDERS SHARING AN ADDRESS

We will deliver only one Notice of Internet Availability and one Proxy Statement and/or Annual Report, if requested, to multiple Shareholders sharing an address unless we receive contrary instructions from one or more of such Shareholders. We will undertake to deliver promptly, upon written or oral request, separate copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement to a Shareholder at a shared address to which single copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement are delivered. A Shareholder can notify us either in writing or by phone that the Shareholder wishes to receive separate copies of the Notice of Internet Availability, Annual Report, and/or Proxy Statement, or Shareholders sharing an address can request delivery of single copies of the Notice of Internet Availability, Annual Report and/or Proxy Statement if they are receiving multiple copies by contacting us at THOR Industries, Inc., 601 East Beardsley Avenue, Elkhart, IN 46514, Attention: Corporate Secretary, (574) 970-7460.

10 / THOR INDUSTRIES, INC.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

General Information Regarding

THOR Industries and Fiscal Year 2023

Business Performance Highlights

Our objective remains to responsibly grow. And growth demands action. During the fiscal year, Management delivered upon several key initiatives and transactions, highlighted by the following:

•	Achieved net sales of $11.12 billion and generated $981.6 million of cash from operations.

•	As of the end of Fiscal Year 2023, THOR continued to hold the leading market share position in every North American RV product category in which it participates.

•	Instituting a cadence of providing and adjusting, as needed, transparent financial guidance to the investment community.

•

Bolstered by global synergies and initiatives, THOR enjoyed an outstanding performance from its European segment, which achieved net sales of $3.04 billion and set records for income before income taxes of $179.6 million and gross profit margin of 16.6% in Fiscal Year 2023.

•	Paid down approximately $514.4 million in long-term indebtedness principal.

•

Repurchased 549,532 shares of its common stock at a weighted-average price of $76.44. Since the inception of THOR’s share repurchase program in December 2021, THOR has repurchased 2,493,775 shares of its common stock at a weighted-average price of $83.05.

•	Created a joint venture with TechNexus Holdings LLC for growth and development of Roadpass Digital.

•	The publication of our fifth annual sustainability report in October 2022.

•	The start of production in our manufacturing facility in Nowa Sól, Poland to geographically diversify and embrace operational efficiencies.

•	Formed and began to leverage a strategic partnership with Harbinger Motors, Inc., a best-in-class commercial electric vehicle company to deliver exclusive medium-duty electric chassis platforms.
•	Entered into an agreement with SpaceX’s Starlink to integrate flat high-performance Starlink products, which provide high-speed, low-latency internet even in motion, into select RVs.

•	Expansion of product offering from THOR’s Airxcel operating companies to include solid steps, awnings, and baggage doors.

NET SALES

We achieved annual net sales of $11.12 billion.

NET INCOME

Our net income attributable to THOR Industries, Inc. (hereinafter “Net Income”) in Fiscal Year 2023 was $374 million—our fourth best net income on record.

DILUTED EPS

Our Di.luted EPS was also the fourth best on record at $6.95.

CASH GENERATED FROM OPERATIONS

In Fiscal Year 2023, we continued to demonstrate our ability to generate cash. Despite a 32% drop in net sales, THOR generated cash from operations of $981.6 million—approximately 1% lower than our record Fiscal Year 2022 when net sales were $16.31 billion.

HISTORY OF INCREASING

REGULAR DIVIDENDS

THOR’s ultimate mission is to return value to our Shareholders. An important component of that mission is our dividend policy. To that end, THOR has increased its regular cash dividends each of the last twelve (12) years and recently announced an increase in the dividend awarded in the first quarter of Fiscal Year 2024.

12 / THOR INDUSTRIES, INC.

Fiscal Year 2023

NET SALES: $11.12 billion
NET INCOME: $374 million
DILUTED EPS: $6.95
CASH GENERATED: $982 million
DIVIDEND: $1.80

Fiscal Year 2022

NET SALES: $16.31 billion
NET INCOME: $1,138 million
DILUTED EPS: $20.59
CASH GENERATED: $990 million
DIVIDEND: $1.72

Fiscal Year 2021

NET SALES: $12.32 billion
NET INCOME: $660 million
DILUTED EPS: $11.85
CASH GENERATED: $526 million
DIVIDEND: $1.64

Fiscal Year 2020

NET SALES: $8.17 billion
NET INCOME: $223 million
DILUTED EPS: $4.02
CASH GENERATED: $541 million
DIVIDEND: $1.60

Fiscal Year 2019

NET SALES: $7.86 billion
NET INCOME: $133 million
DILUTED EPS: $2.47
CASH GENERATED: $508 million
DIVIDEND: $1.56

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Sustainability Highlights

In Fiscal Year 2023, we continued our drive for sustainability. For comprehensive details about our sustainability achievements in Fiscal Year 2023, please see our sixth annual sustainability report published on October 31, 2023 on our website www.thorindustries.com. Highlights discussed in the report include the following achievements:

•	Continued our emphasis in sustainable innovation, including the unveiling of Bürstner’s 100% electric campervan, the Lineo T, at the European Caravan Salon in August 2022.

•	Entered into a strategic partnership with Harbinger Motors, Inc., a best-in-class commercial electric vehicle company to deliver exclusive medium-duty electric chassis platforms.

•	Honored by Newsweek as one of “America’s Most Responsible Companies” and separately as one of the “Most Trustworthy Companies in America”.

•	Completed a comprehensive Scope 3 screening to measure upstream and downstream greenhouse gas emissions.

•	Encouraged and supported the formation of the RV Industry Association’s (RVIA) first-ever Sustainability Committee including THOR’s Vice President of ESG being named as Chair of the Committee.
•	Prepared and delivered our third annual Communication on Progress (CoP) to disclose our ongoing commitment to the Ten Principles of the United Nations Global Compact.

•	Prepared and submitted our third disclosure to CDP.

•	Continued to educate thousands of local students regarding opportunities in the RV Industry through the Company’s LEAP program, which completed its seventh year in Fiscal Year 2023.

•	Engaged in projects to increase solar energy production in Germany to yield more than 30% of the electricity needed to operate THOR’s European operating companies.

•	Engaged in projects expanding our European biomass heating systems. More than 50% of heat generated for our European production sites are now generated through biomass plants.

•	Disclosed in TCFD, SASB, and GRI reporting for the first time.

•	Continued to sponsor and promote the Girl Scouts and its Girl Scouts Love State Parks annual event in demonstration of the Company’s commitment to promote inclusivity in the outdoors.

•	Engaged in the process of having its targets validated by SBTi.

14 / THOR INDUSTRIES, INC.

 Corporate Governance Highlights

Excellent corporate governance is essential to the continued long-term success of our business. The following list identifies important governance actions and practices at THOR in Fiscal Year 2023:

Director Independence	• 8 of our 9 Directors in Fiscal Year 2023 were independent

• Independent Chairman

• Board committees comprised entirely of independent members of the Board

• Independent Directors meet without Management present

Board Refreshment	• Balance of new and experienced Directors with an intentional board refreshment program

• Follow a mandatory retirement policy requiring all Directors who are 72 years of age or older to submit a resignation to the Board for consideration each year

• Guided by a diversity policy that has resulted in a combined 44% of the Board being women or minority

• Median tenure of current Board is six (6) years

Board Accountability	• Entire Board of Directors is subject to annual election

•  Apply a majority voting standard for Directors requiring Directors in uncontested elections to be elected by a majority of the votes cast and requiring submission of resignation in the event that the required majority vote is not received

Board Evaluation & Effectiveness	• Annual Board Self-Assessment
• Bifurcated Chairman and CEO roles

• Annual review, refreshment, and disclosure of Company Governance Guidelines and Committee Charters

Director Engagement	• All Directors attended as least 98% of Board and Committee meetings in Fiscal Year 2023

• No Directors serve on an excessive number of outside boards

• Board committees possess the right to hire advisors

• Executives do not sit on outside for-profit boards

Clawback and Anti-Hedging Policies	• Long standing “No Fault” Clawback Policy compliant with recent SEC regulation requires return of incentive compensation when financial statement restatement is required

• Anti-hedging, short sale, and pledging policies

Change in Control Provision

•  Double trigger change in control provisions in our Equity Plan, requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award

Share Ownership

•  Share ownership and retention guidelines for Directors (4 times annual cash retainer), CEO (5 times annual salary), and other Named Executive Officers (3 times annual salary). Director’s share ownership requirement was increased from 3 times to 4 times annual cash retainer during Fiscal Year 2023

Proxy Access	• Allow for Proxy Access for up to twenty (20) Shareholders who, in the aggregate, hold at least 3% of THOR’s outstanding stock for a period of at least three (3) years

Board Engagement	• Continued Shareholder and advisory firm engagement

ESG	• Empower a Sustainability Committee, reporting directly to our Environmental, Social, Governance and Nominating Committee of the Board, that is responsible for ESG performance and reporting

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

PROPOSAL 1: Election of Directors

Each of our nine (9) current directors was nominated for re-election to serve a single-year term. Mr. Wilson Jones has chosen to retire from the Board and, as such, has declined his nomination. Each of the remaining eight (8) individuals has agreed to be named in our Proxy Statement as a nominee and to serve as a member of the Board of Directors if elected by the Shareholders. In making this nomination, our Board recognizes that it is of the utmost importance to the Company that the nominees are individuals who bring crucial skills and unique voices to our boardroom, and the Board carefully considered each nominee’s contributions to the Board and his or her unique skills and qualifications.

The representatives designated to vote by proxy intend to vote FOR the election of the nominees listed in this proxy. In the event that any nominee becomes unavailable for election (a situation our Board does not now anticipate), the shares represented by proxies will be voted, unless authority is withheld, for such other person as may be designated by our Environmental, Social, Governance and Nominating Committee (our “ESG&N Committee”).

QUALIFICATIONS AND

PROCESS FOR NOMINEES

We consider our Board of Directors to be a valuable strategic asset of our Company. To maintain the integrity of this asset, our Board of Directors has been carefully crafted to ensure that its expertise covers diversity of experience and perspective, and these attributes will continue to be considered when nominating individuals to serve on our Board. With respect to the nomination of continuing Directors for re-election, the individual’s contributions to our Board are also considered.

Board Recommendations
The Board of Directors recommends that the Shareholders vote “FOR” the Nominees

Thus, our Board believes that it is necessary for each of our Directors to possess many diverse qualities and skills. When searching for new candidates, our ESG&N Committee, guided by our Diversity Policy, considers the evolving needs of our Board and believes that it is essential that our Board members represent diverse viewpoints and collectively possess a broad array of backgrounds and experiences.

As set forth in our Governance Guidelines, our Board believes that all Directors must possess a considerable amount of business management experience and be able to demonstrate integrity, honesty, strategic thinking, and successful leadership. Our ESG&N Committee considers each candidate’s credentials as well as their judgment, background, conflicts of interests, commitment to maximizing Shareholder value, and capacity to benefit the Company. A successful candidate must have credentials and skills beneficial when compared to the credentials and skills of the current Board composition. Our ESG&N Committee further evaluates candidates on the satisfaction of any independence requirements imposed by law, regulation, and the New York Stock Exchange (the “NYSE”).

16 / THOR INDUSTRIES, INC.

Composition of Proposed Board of Directors

Diversity
Board of Directors

- Gender (Female) **37%**
- Ethnicity **13%**
- Other **50%**

Independent
Board of Directors

- Independent Directors **87%**
- Employee Director **13%**

Tenure
Board of Directors

- 5 or Less Years **50%**
- 6-10 Years **25%**
- Over 10 Years **25%**

HITCH

Our Board adopted a Diversity Policy in October 2017. The Diversity Policy requires our Board to obtain an initial slate of candidates that includes qualified candidates with diversity of race, ethnicity, and gender.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Our Board of Directors

Nominees For Board Of Directors

Mr. Graves, who became a Director in December of 2010, was named as our Chairman of the Board in August 2019. He was CEO for Motorsport Aftermarket Group, a leading manufacturer, distributor, and on-line retailer of aftermarket products for the powersports industry. He joined this privately-held group in January of 2015 as CEO and retired August of 2018. Previously, Mr. Graves served as the President of Brunswick Boat Group, a division of the Brunswick Corporation, an NYSE company. He was with Brunswick from 2005-2014. Prior to his time with Brunswick, Mr. Graves was President of Dresser Flow Solutions, a maker of flow control products, measurement systems, and power systems, from 2003 to 2005, and before that he was President and Chief Operating Officer of Federal Signal Corporation. Our ESG&N Committee and Board believe that his extensive management experience in related consumer durable businesses whose products are distributed through a dealer network makes him an asset to our Board.

Ms. Hennington joined our Board in September, 2021. Ms. Hennington is the Executive Vice President and Chief Growth Officer of Target Corp. She is a member of Target’s leadership team and has been employed by Target in various roles since June 2003. She oversees all merchandising including product design and sourcing operations, as well as insights, strategy and innovation. As Chief Growth Officer, she works across the organization to identify and pursue revenue-generating strategies. Prior to her current role, Ms. Hennington held a number of leadership positions at Target, including managing merchandising and elements of the supply chain. Before joining Target, Christina spent several years as a consultant with PricewaterhouseCoopers in Boston, and served as a product manager for two Boston-based technology start-up businesses. She is a Henry Crown Fellow of the Aspen Institute. She previously served on the Board of Second Harvest Heartland, Governors for Cosmetic Executive Women (CEW) and the Board of Dermstore.com. Ms. Hennington received her bachelor’s degree from Cornell University and her MBA from the Kellogg School of Management at Northwestern University. Our ESG&N Committee and Board believe her experience in areas relevant to THOR’s strategic plan make her an asset to our Board.

Ms. Huntington, who became a Director in October of 2018, served as the Chief Executive Officer of Philips Lighting Americas, a leading manufacturer of commercial and residential lighting solutions, until January of 2018, after serving as Chief Executive Officer of Philips Lighting, Professional Lighting Solutions, an assignment based in Amsterdam, The Netherlands. Prior to joining Philips Lighting in April 2013, Ms. Huntington held senior leadership positions with Schneider Electric over the course of a 22-year career, including Chief Operating Officer of Schneider Electric North America and CEO of subsidiary, Juno Lighting Group. Our ESG&N Committee and Board believe that her extensive experience in multinational operations and business transformation/strategy makes her an asset to our Board.

18 / THOR INDUSTRIES, INC.

Ms. Hurd joined our Board in September of 2021. She is the President and Chief Executive Officer of Interface, Inc., a worldwide commercial flooring company and global leader in sustainability since April of 2022. She was previously a segment President, Learning and Development, for Newell Brands, an American worldwide manufacturer, marketer and distributor of consumer and commercial products with a portfolio of brands. She became a segment President in March of 2019 having previously been the CEO Writing Division from March of 2018 to March of 2019. Prior to that she was the CEO Baby Division from January of 2017 to March of 2018 and the President Home & Baby Division from January of 2016 to January of 2017. She has over 30 years of experience in the consumer-packaged goods industry. Ms. Hurd received her bachelor’s in Business Administration and Marketing from Miami University in Oxford, Ohio. Our ESG&N Committee and Board believe her extensive experience in driving sales and profits of legacy brands through innovation, digital acceleration and global expansion makes her an asset to our Board.

Mr. Kelley, who became a Director in November of 2020, is the Global Chief Financial Officer for Tropicana Brands Group, established in 2022 as a joint venture between PAI Partners and PepsiCo., with a global footprint that spans North America and Europe and industry-leading capabilities in areas that include innovation, R&D, manufacturing, distribution, sales, marketing, and nutrition expertise. Prior to joining Tropicana Brands Group in July of 2022, Mr. Kelley was the Executive Vice President and Chief Financial Officer of TreeHouse Foods, Inc., a leading manufacturer and distributor of private label packaged foods and beverages in North America. He served as Interim Chief Financial Officer of TreeHouse from November of 2019 to February of 2020 and Senior Vice President, Corporate and Operations, Finance from May of 2018 to November of 2019. A food industry veteran, Mr. Kelley joined TreeHouse in 2016 as Vice President Finance and Corporate Controller. Prior to joining TreeHouse, Mr. Kelley was with food and beverage company The Kraft Heinz Company as Head of Global Internal Audit. He was employed by The Hillshire Brands Company, as Senior Vice President, Corporate Controller and Chief Accounting Officer prior to Kraft. Prior to Hillshire, Mr. Kelley held several senior roles of increasing responsibility at USG Corporation, PepsiAmericas, Arthur Andersen, and Cargill, Inc. Mr. Kelley holds a B.A. in Accounting from Clark Atlanta University and an MBA in Accounting and Strategy from the University of Chicago. Mr. Kelley serves on two non-profit boards in the Chicago area. He is active at Chicago Youth Centers, serving as a Board Member and also dedicates his time to the Chicago Children’s Museum as the Chairman of the Board. Our ESG&N Committee and Board believe his extensive fiscal and enterprise risk management experience overseeing finance, accounting and controls at the leadership level for Fortune 500 companies which qualify him as an “audit committee financial expert”, make him an asset to our Board.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Mr. Klein, who became a Director in December 2017, retired as the Chief Executive Officer in January 2020, and as the Executive Chairman of Fortune Brands Home & Security, Inc., a leading manufacturer of home and security products in December 2020. Mr. Klein joined Fortune Brands, Inc. in 2003 and held corporate strategy, business development, and operational positions until he became CEO of Fortune Brands Home & Security in 2010. Previously, Mr. Klein held key strategy and operating positions at Bank One Corporation and also served as a partner at McKinsey & Company, a global management consulting firm. Mr. Klein spent his early career in commercial banking, at both ABN AMRO and First Chicago. Our ESG&N Committee and Board believe that his management experience as chief executive officer of a public company, as well as his treasury and consulting background make him an asset to our Board.

Mr. Martin has been with our Company since 2001 when we acquired Keystone RV, where he worked since July of 1998. Mr. Martin currently serves as our President and Chief Executive Officer. From August of 2012 to July of 2013, Mr. Martin served as the Company’s President and Chief Operating Officer. Mr. Martin previously served as President of our RV Group from January of 2012 to August of 2012. Prior to becoming President of our RV Group, Mr. Martin was President of Keystone RV from January of 2010 to January of 2012 and Executive Vice President and Chief Operating Officer of Keystone RV from January of 2007 to January of 2010.

Mr. Martin has held various positions with Keystone RV, including Vice President of Sales and General Manager of Sales. Prior to joining Keystone RV, Mr. Martin held positions at Coachmen Industries, Inc., a former recreational vehicle and manufactured housing company. Our ESG&N Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.

Mr. Orthwein, a co-founder of our Company, currently serves as Chairman Emeritus of the Board, having been appointed to this position after retiring from the Company in August 2019. Mr. Orthwein has served as a Director of our Company since its inception. He served as our Executive Chairman from August 2013 until his retirement in August 2019. From November 2009 to August 2013, Mr. Orthwein served as the Company’s Chairman and CEO. In addition, he served as the Company’s President and CEO from November 2009 to August 2012. Mr. Orthwein was previously Chairman of our Company from 1980 to 1986, Vice Chairman of our Company from 1986 to November 2009, and Treasurer of our Company from 1980 to November 2009. Our ESG&N Committee and Board believe that his extensive experience with our Company and the industry make him an asset to our Board.

20 / THOR INDUSTRIES, INC.

 Proposed Fiscal Year 2024 Board of Directors’ Matrix

SKILL

Business Ethics	●	●	●	●	●	●	●	●

Business Operations	●	●	●	●	●	●	●	●

Corporate Governance	●	●	●	●	●	●		●

Corporate Responsibility	●	●				●	●

Cybersecurity					●

Environmental		●		●

Executive Leadership	●	●	●	●	●	●	●	●

Finance/Capital Allocation	●	●	●	●	●	●	●	●

Financial Expertise Literacy	●	●	●	●	●	●	●	●

Government/Public Policy							●

Insurance Industry					●

International	●		●	●	●	●	●

Investments					●	●		●

Marketing/Sales	●	●	●	●		●	●

Mergers & Acquisitions	●	●	●	●	●	●	●	●

Outdoor/Recreational Industry Experience	●						●	●

Project Management		●			●		●

Risk Management		●			●		●

Strategic Alliances	●	●	●	●	●	●	●	●

Strategy	●	●	●	●	●	●	●	●

Sustainability/Climate				●

Systems (IoT)			●

Talent Management and Compensation	●	●	●	●	●	●	●	●

Taxation					●

Technology Systems					●

GENDER

Female		●	●	●

Male	●				●	●	●	●

RACE/ETHNICITY

White	●	●	●	●		●	●	●

Black/African American					●

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Board of Directors

Structure and Committees and Corporate Governance

CORPORATE GOVERNANCE

Both our Board and Management embrace the reality that excellent corporate governance is necessary for our Company to succeed. THOR’s Governance Guidelines serve as the framework for consistent and effective governance of the Company. The Guidelines are reviewed annually and updated as needed (most recently in Fiscal Year 2023). The Guidelines are available for review on our website, www.thorindustries.com.

BOARD SELECTION PROCESS

Our ESG&N Committee, with assistance from both our Chairman and CEO, screens candidates and recommends nominees to the full Board. Our By-laws provide that our Board may set the number of Directors at no fewer than one (1) and no more than fifteen (15). Our Board currently consists of nine (9) Director seats. Directors stand for election each year.

Our ESG&N Committee has relied upon board search firms in identifying suitable candidates. During this process, the Board adheres to a Diversity Policy as it engages in an evaluation of potential candidates. Another important consideration in our prospective Board member evaluation includes his or her obligation to their primary company and/or to other boards that would detract from their obligation to fully serve on our Board. Further, the

Committee will consider Shareholder nominations of candidates for our Board on the same basis as Board-identified candidates, provided that any such nominee possesses the requisite business, management, and educational experience.

PROXY ACCESS

Our By-laws allow a group of up to twenty (20) Shareholders who have owned at least 3% of our outstanding shares for a period of at least three (3) years to nominate up to two (2) or 25% of the seats up for election, whichever is greater, and include those nominations in our Proxy Statement.

BOARD STRUCTURE AND LEADERSHIP

THOR’s Board of Directors is chaired by an independent director, Andrew E. Graves. Our Board in Fiscal Year 2023 was led by strong Committee chairs, Messrs. Jones (Compensation and Development), Klein (ESG&N), and Kelley (Audit). Effective August 1, 2023, Amelia Huntington assumed the chair position for the Compensation and Development Committee. As mentioned previously, Mr. Jones has decided to retire from the Board at the end of his current term.

Our Board has three standing Committees with the principal functions described below. The charters of each of these Committees are reviewed annually and updated as needed. Each charter is posted on our website at www.thorindustries.com and are available in print to any Shareholder who requests them.

2023 Compensation and Development Committee

Members	Principal Functions

Wilson Jones (Chair for FY23)	Establish and review executive compensation policies and guiding principles.

Amelia A. Huntington (Chair for FY24)	Review and approve the compensation of our Chief Executive Officer and evaluate his performance in light of such compensation.

Christina Hennington	Review and approve the compensation of our Executive Officers.

Laurel Hurd	Evaluate and approve the design of compensation and benefit programs for our Executive Officers.

MEETINGS IN
FISCAL YEAR 2023: 9

Administer the Company’s cash and equity incentive plans for employees including ensuring that the plans do not promote excessive risk taking.

Assist the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs.

Review management and leadership development, succession planning, and retention for our Company.

22 / THOR INDUSTRIES, INC.

2023 Audit Committee

Members	Principal Functions

William J. Kelley, Jr. (Chair) Amelia A. Huntington

Attend to the appointment, retention, termination, and oversight, including the approval of compensation, of the Company’s independent auditors.

Maintain communications among our Board, our independent, registered public accounting firm, and our internal accounting staff with respect to accounting and auditing procedures, implementation of recommendations by such independent registered public accounting firm, the adequacy of our internal controls, and related matters.

Review and approve the annual audit plan and all major changes to the plan.

Review and discuss, with Management and the independent auditor, financial statements, and disclosure matters.

Oversee the qualifications, independence and performance of the internal audit director.

Oversee compliance and risk management matters, including reviewing the Company’s code of business conduct and ethics.

Review and approve all related-party transactions, defined as those transactions required to be disclosed under item 404 of Regulation S-K.

Laurel Hurd Christopher Klein Peter B. Orthwein

MEETINGS IN

FISCAL YEAR 2023: 9

The Board has determined
that each member of the Audit
Committee is independent in accordance with the rules of the NYSE. The Board has also determined that Mr. Kelley, Ms. Hurd, Mr. Klein, and Mr. Orthwein are audit committee financial experts.

2023 Environmental, Social, Governance and Nominating Committee

Members	Principal Functions

Christopher Klein (Chair) Christina Hennington Wilson Jones William J. Kelley Jr. MEETINGS IN FISCAL YEAR 2023: 5

Address all matters of corporate governance.

Evaluate qualifications and candidates for positions on our Board using the criteria set forth under the heading “Proposal 1 – Election of Directors”.

Review succession plans, including policies and principles for the selection and performance review of the Chief Executive Officer.

Establish criteria for selecting new Directors, nominees for Board membership, and the positions of Chairman and Chief Executive Officers.

Review all components of compensation for independent Directors, including our Chairman.

Determine whether a Director should be invited to stand for re-election.

Oversee the Company’s Sustainability Committee.

Oversee the annual evaluation of the Board.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

The chart below sets forth the Board committee membership of each of our Directors for Fiscal Year 2023.

				BOARD COMMITTEES

Name	Age	Director Since	Independent	Audit	Compensation & Development	Environmental, Social, Governance & Nominating

Andrew E. Graves Chairman of the Board Retired, Chief Executive Officer of Motorsport Aftermarket Group	64	2010	⚫

Christina Hennington Executive Vice President and Chief Growth Officer of Target Corp.	48	2021	⚫		⚫	⚫

Amelia A. Huntington(1) Retired, Chief Executive Officer of Philips Lighting Americas	57	2018	⚫	⚫	⚫

Laurel Hurd President and Chief Executive Officer of Interface, Inc.	53	2021	⚫	⚫	⚫

Wilson Jones(2) Retired, Chief Executive Officer of Oshkosh Corporation	62	2014	⚫		Chair	⚫

William J. Kelley Jr. Global Chief Financial Officer of Tropicana Brands Group	59	2020	⚫	Chair		⚫

Christopher Klein Retired, Chief Executive Officer of Fortune Brands Homes & Security, Inc.	60	2017	⚫	⚫		Chair

Robert W. Martin President and Chief Executive Officer THOR Industries, Inc.	54	2013

Peter B. Orthwein Chairman Emeritus of the Board Retired, THOR Industries, Inc.	78	1980	⚫	⚫

Number of Meetings in Fiscal Year 2023			5	9	9	5

(1)	Amelia A. Huntington was named Chair of the Compensation and Development Committee on August 1, 2023.

(2)	Wilson Jones was Chair of the Compensation and Development Committee for Fiscal Year 2023.

DIRECTOR INDEPENDENCE

Of our nine (9) Directors at the close of Fiscal Year 2023, only one was employed by our Company, our President and CEO Mr. Martin. With the exception of Mr. Martin, our Board in Fiscal Year 2023 was comprised entirely of “independent” Directors as the term is defined by both NYSE listing standards and our own Governance Guidelines. The Board conducts an annual review to determine the continued “independence” of all of our independent Directors.

INDEPENDENT DIRECTOR MEETINGS

THOR’s independent Directors, as an entire body or part thereof, meet in non-executive sessions that include non-independent directors and independent directors and meet in executive session (comprised of only independent directors) at the conclusion of each Audit Committee meeting, each Compensation and Development Committee, and each Board meeting.

DIRECTOR ATTENDANCE

During Fiscal Year 2023, the Board of Directors held five (5) meetings. In the aggregate, Directors attended 100% of the total meetings of the full Board. No Director attended less than 94% of the combined total meetings of the full Board and the Committees on which the Director served during this past fiscal year. All of the members of the Board are encouraged, but not required, to attend the Company’s Annual Meeting of Shareholders. All of the members of the Board attended the 2022 Annual Meeting.

24 / THOR INDUSTRIES, INC.

ANNUAL BOARD AND

COMMITTEE EVALUATION

Each year, our Board conducts evaluations of each Committee and the Board as a whole. This process includes evaluation of the individual members of the Committees and the Board. The evaluation includes a process of dynamic feedback designed to identify areas of increased focus.

BOARD RISK OVERSIGHT

At both the full Board and Committee level, a primary function of our Board of Directors is to oversee the Company’s risk profile and the processes established by Management for managing risk. Our Board and its Committees regularly evaluate these risks and the mitigation strategies employed by Management. In general terms, our committees oversee the following risks:

Audit Committee: All risks related to financial controls, including all applicable legal, regulatory, and compliance risks, as well as the overall risk management governance structure, including evaluating and responding to the assessments of both our internal audit department and our external auditors.

Compensation and Development Committee: All risks associated with the design and elements of our compensation program and related compliance issues, and all risks associated with the process of developing our people and succession planning.

Environmental, Social, Governance and Nominating Committee: All risks within the scope of the Company’s governance programs, climate and environmental risk, and applicable compliance issues.

In performing its oversight responsibilities, the Board relies, in part, upon the results and information gained through the Company’s Enterprise Risk Management Program, and considers the program for amendment, as appropriate. The program is designed to ensure appropriate risk monitoring of, and controls over, risks associated with our business. Risks evaluated through the program include, but are not limited to, those risks related to strategy, operations, acquisition integration, legal, compliance, human resources, mergers & acquisitions, IT & cyber security, operations, and finance.

The Board receives regular reports from Management regarding the status of its risk management programs, and provides input and direction designed to keep the risk management programs effective against the ever-evolving risk landscape applicable generally to commercial enterprises and specifically to our Company.

The Board and Management have developed a culture of risk awareness and risk management that includes annual

Company-wide ethics training. Through this constant and interactive process, the Company gains input from its employees as it evaluates risks and updates its management plan accordingly.

DIVERSITY POLICY

In Fiscal Year 2017, our Board formalized a Diversity Policy that it has followed in recent Board candidate searches. Under the Board’s Diversity Policy, the initial list of candidates to be considered must include qualified candidates with diversity of race, ethnicity, and gender. Our Board initiated a Board refreshment plan several years ago and strictly adhered to the diversity policy in the process, resulting in our four (4) newest Board members being diverse.

SUCCESSION PLANNING

Our Board is actively engaged in talent management and succession planning. Our succession plan and talent management programs are reviewed semi-annually with the Compensation and Development Committee, and then reviewed and considered by the full Board. These discussions include an ongoing evaluation of our talent and leadership bench and the succession plan that envisions those individuals’ advancement to key positions in our Company. In addition, high-potential employees are regularly evaluated and engaged in comprehensive training, both on the job and in the classroom.

MANDATORY RESIGNATION POLICY

In Fiscal Year 2017, our Board implemented a mandatory, age-based resignation policy, requiring each Director who is 72 years of age or older to submit his or her resignation for consideration by the Board at our October Board meeting for action at our Annual Meeting. If the Board accepts the Director’s resignation at the October Board meeting, the Director’s resignation would be effective at the Annual Meeting or earlier if agreed to by the Board and the retiring Director.

SHAREHOLDER COMMUNICATIONS

AND ENGAGEMENT

We encourage Shareholder communication with the Company and actively engage our Shareholders in dialogue. Any communications from interested parties directed toward our Board or independent Directors specifically may be sent to Andrew E. Graves, our Independent Chairman, who forwards to each of the other Board members or independent Directors, as appropriate, any such communications that, in the opinion of Mr. Graves, deal with the functions of our Board or its Committees. Mr. Graves’ address for this purpose is c/o THOR Industries, Inc., Attention: Corporate Secretary, 601 East Beardsley Avenue, Elkhart, IN 46514.

CODE OF ETHICS

We have adopted a written code of ethics, the “THOR Industries, Inc. Business Ethics Policy”, which is applicable to all of our Directors, Officers, and employees, including our Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer or Controller, and other Executive Officers identified in this Proxy Statement who perform similar functions. Our code of ethics is posted on our website found at www.thorindustries.com and is available in print to any Shareholder who requests it. Each year members of the management teams at each of our operating companies, as well as our NEOs, engage in training on our Business Ethics Policy. We intend to disclose any changes in, or waivers from, our code of ethics applicable to any Selected Officers on our website or by filing a Form 8-K with the SEC.

OUR GOVERNANCE PRACTICES

THOR is committed to governance principles that are designed to be in the best interest of our Shareholders. Our Board evaluates each governance principle as it uniquely applies to THOR. In some instances, this leads our Board to adopt and/or maintain policies that it deems in the best interest of THOR that may not be fully consistent with the views held by others. These decisions and determinations are not made lightly; instead, great consideration is given to the adoption of principles believed to be best suited to THOR’s long-term success. Controlling governance principles include:

•	Our Board currently has a total of nine (9) members, eight (8) of whom are independent, and all of whom have significant business operations and/or management experience.

•	Our Board is not classified, meaning each Director is elected by the shareholders annually.

•	We maintain separate Chairman and CEO positions.

•	Our Chairman is Independent.

•	Directors who are not elected by a majority of votes cast in uncontested elections are required to submit their resignation, subject to acceptance by the Board.

•	The Board and each of its committees conduct an annual self-evaluation.

•	Our Board and NEOs have stock ownership and retention guidelines which were increased for Directors in Fiscal Year 2023.

26 / THOR INDUSTRIES, INC.

•	We closely monitor the alignment of our NEO compensation with our long-term shareholder return and with benchmarks.

•	We maintain a policy prohibiting derivative trading, hedging, and pledging by our Section 16 Officers and Directors.

•

We maintain a “no-fault” clawback policy, compliant with the recent SEC rule that requires all recipients of incentive compensation to repay any compensation awarded based on financial results that are subsequently restated.

•	The Board regularly reviews the Company’s succession plan and talent management program.

•	There is no Shareholder rights plan or “poison pill”.

•	Our Board instituted a mandatory resignation policy, requiring each Director 72 years of age or older to submit his or her resignation for consideration by the Board.

•

Our compensation arrangements include a double trigger for all awards and grants requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award and/or grant.

•	Management and the Board maintain a Shareholder engagement strategy, which has created the opportunity and expectation of outreach to and dialogue with our Shareholders.

•	We maintain an ESG policy effectuated by a Committee over which our ESG&N Committee has oversight.

•	Each of our NEOs is party to an Employment Agreement restricting each executive’s right to compete with the Company to the fullest extent allowable by law.

DIRECTOR COMPENSATION

For service in Fiscal Year 2023, each of our non-employee Directors was to receive an annual cash retainer of $170,000, payable quarterly, plus expenses. During Fiscal Year 2023, our Chairman received an additional annual $250,000 cash retainer, payable quarterly. The Chair of our Audit Committee received an additional annual cash retainer of $25,000, paid quarterly. The Chairs of our Compensation and Development Committee and ESG&N Committee each received an additional annual cash retainer of $20,000, payable quarterly. The following table summarizes the compensation paid to our non-employee Directors in Fiscal Year 2023:

Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($)	Stock Awards ($) (2)	Total

Andrew E. Graves	$420,000	—	$129,954	$549,954

Christina Hennington	$170,000	—	$129,954	$299,954

Amelia A. Huntington	$170,000	—	$129,954	$299,954

Laurel Hurd	$170,000	—	$129,954	$299,954

Wilson Jones	$190,000	—	$129,954	$319,954

William J. Kelley Jr.	$195,000	—	$129,954	$324,954

Christopher Klein	$190,000	—	$129,954	$319,954

Peter B. Orthwein	$170,000	—	$129,954	$299,954

James L. Ziemer (3)	$85,000	—	$129,954	$214,954

(1)	Fees consist of an annual cash retainer for Board and Committee service and an additional annual cash retainer paid to the Chairman and the Committee Chairs.

(2)	Director Stock Awards were awarded on October 11, 2022.

(3)	Mr. Ziemer retired from the Board during Fiscal Year 2023 and was paid a retainer for two (2) quarters.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Fiscal Year 2023 Executive Officers Who Are Not Directors

Colleen Zuhl Senior Vice President and Chief Financial Officer Age: 57

Ms. Zuhl, a Certified Public Accountant, joined our Company in June of 2011 and currently serves as Senior Vice President and Chief Financial Officer. Prior to accepting her role as Vice President and Chief Financial Officer in October of 2013, Ms. Zuhl served the Company as Vice President and Controller from February of 2013 to October of 2013, Interim Chief Financial Officer from October of 2012 to February of 2013, and Director of Finance from June of 2011 to October of 2012. Prior to joining our Company, Ms. Zuhl served as Chief Financial Officer of All American Group, Inc. (formerly known as Coachmen Industries, Inc.), then a recreational vehicle and manufactured housing company listed on the NYSE, from August of 2006 to June of 2011.

Kenneth D. Julian Senior Vice President of Administration and Human Resources Age: 56

Mr. Julian has been with our Company since March of 2004, and currently serves as Senior Vice President of Administration and Human Resources. Mr. Julian served as Vice President, Human Resources from July of 2009 until August of 2014. Mr. Julian previously served as Vice President of Administration of Keystone RV from March of 2004 to June of 2009. Prior to joining our Company, Mr. Julian served as the Director of Operations and Human Resources, as well as Corporate Secretary, for Ascot Enterprises, Inc. from February of 1989 to March of 2004.

Todd Woelfer Senior Vice President and Chief Operating Officer Age: 56

Mr. Woelfer joined our Company in August of 2012, and currently serves as Senior Vice President and Chief Operating Officer. Mr. Woelfer served as our Senior Vice President, General Counsel, and Corporate Secretary prior to being promoted to COO in December of 2021. Prior to joining our Company, Mr. Woelfer served as managing partner of May Oberfell Lorber where his practice focused on advising corporate clients. From May of 2007 through May of 2010, Mr. Woelfer served as General Counsel to All American Group, Inc. (formerly known as Coachmen Industries, Inc.), then a recreational vehicle and manufactured housing company listed on the NYSE.

Trevor Q. Gasper Senior Vice President, General Counsel, and Corporate Secretary Age: 42

Mr. Gasper joined our Company in September 2017, serving first as Corporate Counsel and then as Assistant General Counsel before being appointed Senior Vice President, General Counsel, and Corporate Secretary in December 2021. From 2006 to September 2017, Mr. Gasper was in private practice where his practice focused on representing and advising companies engaged in the RV industry, including our Company and operating companies. Mr. Gasper received his B.A. degree, cum laude, from the University of Evansville and his J.D., cum laude, from Notre Dame Law School.

28 / THOR INDUSTRIES, INC.

PROPOSAL 2: Ratification of Our Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm to perform the audits of our financial statements and our internal controls over financial reporting for the Fiscal Year ending July 31, 2024. Deloitte was our independent registered public accounting firm for the Fiscal Year ended July 31, 2023. Unless a Shareholder directs otherwise, proxies will be voted FOR the approval of the selection of Deloitte as our independent registered public accounting firm for the Fiscal Year ending July 31, 2024.

Representatives of Deloitte will be present at the Meeting and will have the opportunity to make a statement if they desire to do so.

We are asking our Shareholders to ratify the selection of Deloitte as our independent registered public accounting firm. Although ratification is not required, the Board is submitting the selection of Deloitte to our Shareholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and our Shareholders.

Board Recommendation
The Board of Directors recommends that the Shareholders vote “FOR” the ratification of Deloitte & Touche LLP as the company’s independent registered public accounting firm.

Independent Registered Public Accounting Firm Fees

(PAID TO DELOITTE & TOUCHE LLP)

The following table represents the aggregate fees billed to us for Fiscal Years 2023 and 2022 by Deloitte:

	Fiscal Year 2023	Fiscal Year 2022

Audit Fees	$5,774,000	$5,833,000

Audit-Related Fees	—	—

Subtotal	$5,774,000	$5,833,000

Tax Fees	$955,000	$952,000

All Other Fees	—	—

Total Fees	$6,729,000	$6,785,000

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Audit Fees. Represents fees for professional services provided for the audit of our annual financial statements, the audit of our internal controls over financial reporting, the review of our quarterly financial statements, and audit services provided in connection with other statutory or regulatory filings.

Audit-Related Fees. Represents fees for assurance and related services which are reasonably related to the audit of our financial statements.

Tax Fees. Represents fees for professional services related to taxes, including the preparation of domestic and international returns, tax examinations assistance, and tax planning.

All Other Fees. Represents fees for products and services provided to us not otherwise included in the categories above.

Our Audit Committee has adopted a formal policy concerning the approval of audit and non-audit services to be provided by the independent registered public accounting firm to us. The policy requires that all services Deloitte, our independent registered public accounting firm, may provide to us, including audit services and permitted audit-related and non-audit services, be pre-approved by our Audit Committee. Our Audit Committee has considered whether performance of services other than audit services is compatible with maintaining the independence of Deloitte.

Our Audit Committee pre-approved all audit and non-audit services provided by Deloitte during Fiscal Year 2023.

30 / THOR INDUSTRIES, INC.

Report of the Audit Committee

The Audit Committee serves as the representative of the Company’s Board of Directors for general oversight of the Company’s financial accounting and reporting, systems of internal control and audit process, monitoring compliance with laws, regulations, and standards of business conduct. The Audit Committee operates under a written charter, a copy of which is available on our Company’s website at www.thorindustries.com and is available in print to any Shareholder who requests it.

Management of the Company has the primary responsibility for the financial reporting process, including the system of internal control. In Fiscal Year 2023, the Company’s internal audit department performed extensive diligence and intensive review of the Company’s internal control processes. Deloitte & Touche LLP, an independent registered public accounting firm acting as the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements and an independent audit of the Company’s internal controls over financial reporting in accordance with the standards of the United States Public Company Accounting Oversight Board (“PCAOB”) and issuing reports thereon.

In carrying out its duties, the Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the Fiscal Year ended July 31, 2023 with the Company’s Management and Deloitte. The Audit Committee has also discussed with Deloitte the matters required to be discussed by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the disclosures from Deloitte required by the applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence from the Company. Based on the foregoing reports and discussions and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter of the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2023.

The Board of Directors has affirmatively determined that each of the members of the Audit Committee is “independent” as defined under the rules of the NYSE.

The Audit Committee

William J. Kelley Jr., Chair

Amelia A. Huntington

Laurel Hurd

Christopher Klein

Peter B. Orthwein

The foregoing report of our Audit Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by our Company with the SEC under the Securities Act or the Exchange Act, except to the extent that we incorporate the report by reference in any such document.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

PROPOSAL 3: Advisory Vote on

Frequency of Executive Compensation

Vote (The Say on Frequency Vote)

Pursuant to Section 14A of the Securities Exchange Act of 1934, we are providing our Shareholders the opportunity to cast a non-binding advisory vote on whether a Say on Pay vote on the compensation of our NEOs should be held every year, every two years, or every three years. This proposal is also referred to as the “Say on Frequency” vote.

Our prior “Say on Frequency” vote occurred in 2017, with the majority of Shareholders voting to hold the advisory “Say on Pay” vote every year. As such, we have sought an advisory “Say on Pay” vote annually since 2011, and we believe that seeking an advisory “Say on Pay” vote every year remains the best choice for the Company and its Shareholders at the present time. Our recommendation for a vote of “every year” is indicative of the strong belief that we have in our executive compensation programs and their effectiveness.

Shareholders may cast a vote on the preferred frequency by selecting the option of every year, every two years, or every three years (or abstain) when voting.

This vote is non-binding, however we highly value the opinions of our Shareholders. Accordingly, the Board and the Compensation and Development Committee will consider the outcome of this advisory vote in connection with holding further Say on Pay votes.

Through your vote of approval, we ask that you endorse the following resolution:

RESOLVED, that the Shareholders determine, on an advisory basis, that the preferred frequency of an advisory vote on the executive compensation of the Company’s Named Executive Officers as set forth in the Company’s Proxy Statement should be every year.

Board Recommendation
The Board of Directors recommends that the Shareholders vote “EVERY YEAR” on the frequency of the advisory Shareholder vote to approve the Compensation of our Named Executive Officers.

32 / THOR INDUSTRIES, INC.

PROPOSAL 4: Advisory Vote to Approve

the Compensation of Our Named

Executive Officers

We seek input from our shareholders on our compensation program through what is commonly called the “Say on Pay” vote. The Company also invites all shareholders to provide feedback directly to the Company by contacting Trevor Q. Gasper, one of our Named Executive Officers and our Corporate Secretary. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Named Executive Officers and the philosophy, policies, and practices described in this Proxy Statement. While the Say on Pay vote is advisory, and therefore not binding on the Company, the Compensation and Development

Committee and the Board consider all such feedback in making compensation-related decisions. The Board and the Compensation and Development Committee will review the voting results and consider them, along with any specific insight gained from Shareholders of the Company and other information relating to the Shareholder vote on this proposal, when making future decisions regarding executive compensation.

Through your vote of approval, we ask that you endorse the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including disclosures in the Compensation Discussion and Analysis section, the compensation tables, and any related material disclosed in this Proxy Statement, is hereby APPROVED.

Board Recommendation
The Board of Directors recommends that the Shareholders vote “FOR” the resolution approving the compensation of our NEOs.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Compensation Discussion and Analysis

In our Compensation Discussion and Analysis, we describe the compensation plan for our Named Executive Officers for Fiscal Year 2023. These NEOs are:

•  Robert W. Martin, our President and Chief Executive Officer

•  Colleen Zuhl, our Senior Vice President and Chief Financial Officer

•  Todd Woelfer, our Senior Vice President and Chief Operating Officer

•  Kenneth D. Julian, our Senior Vice President of Administration and Human Resources

•  Trevor Q. Gasper, our Senior Vice President, General Counsel, and Corporate Secretary

Executive Summary

OUR BUSINESS

THOR is the sole owner of operating companies which, combined, make it the largest manufacturer of recreational vehicles in the world. Our Company also owns and operates a strong portfolio of companies that supply materials and components to the recreational vehicle industry. Worldwide, we have operations in over 400 facilities located in six countries and 11 U.S. states.

For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on September 25, 2023.

FISCAL YEAR 2023 BUSINESS HIGHLIGHTS

As our record Fiscal Year 2022 ended, THOR’s North American operating companies faced intense macroeconomic headwinds that persisted throughout Fiscal Year 2023. A combination of inflation, higher interest rates, economic uncertainty, and lower consumer confidence, among other factors, resulted in a major industry-wide decline in North American wholesale recreational vehicle shipments. As an industry, North American wholesale recreational vehicle shipments dropped approximately 47% year over year - from 609,529 during Fiscal Year 2022 to 324,525 during Fiscal Year 2023.

In response to the dynamic market and macroeconomic uncertainty, Management turned to our “Downturn Playbook” and focused on THOR’s core business. In North America, THOR leveraged its highly variable cost structure business model by carefully monitoring and setting market-reasonable production levels, consolidating production plants, and limiting or freezing non-critical capital expenditures. Consequently, our performance during the Fiscal Year in North America was very strong relative to the broader market. Through production discipline and resultant pricing discipline, THOR was able to minimize margin erosion and in the course of quickly adapting to shifting consumer focus, THOR was able to preserve and improve its market-share leading positions in the North American segments in which it participates.

At the same time that THOR showcased its resilient North American business model, it was also able to lean into its geographic diversity. THOR’s European operating segment saw the benefits of long-term synergy initiatives, including diversification of chassis suppliers, restructured pricing and order intake processes, and increased operational efficiencies. These actions allowed our European segment to capitalize on a market where consumer demand remained steady and the dealer restocking cycle for motorized product is set to extend into early Fiscal Year 2024.

The net result of these combined efforts resulted in net sales of $11.12 billion; gross margin of 14.4%; net income of $374 million; and diluted EPS of $6.95. Most impressively, despite a year-over-year decline in net sales of approximately 32%, THOR generated $981.6 million of cash flow from operations in Fiscal Year 2023 - only an approximate 1% drop in cash flow from operations from the record $990 million generated in Fiscal Year 2022. The market recognized these results. The Company started the fiscal year with a stock price of $84.33 and ended the fiscal year with a price of $115.49.

In accordance with its published capital allocation strategy, Management deployed the Company’s cash flow from operations to the long-term benefit of the Company and its shareholders. Specifically, THOR: (i) increased the Company’s dividend by 4.7% thereby increasing returns to shareholders; (ii) paid $514.4 million to reduce the Company’s long-term indebtedness thereby reducing future interest expense and further strengthening its balance sheet; (iii) repurchased 549,532 shares of common stock at a weighted-average price of $76.44 thereby supporting our stock price and increasing returns to shareholders; and (iv) invested in innovation and technology thereby supporting the next generation of its products.

Management also delivered on its pledge of being more transparent with the investment community in terms of guidance. The Company issued full year guidance for Fiscal

34 / THOR INDUSTRIES, INC.

Year 2023 (consolidated net sales, consolidated gross profit margin, and diluted earnings per share) concurrently with the announcement of its first quarter earnings in December 2022 and revised its guidance concurrently with the announcement of each of its second quarter and third quarter earnings releases. Based on the strength of the Company’s fourth quarter performance, the Company slightly exceeded its final guidance on each of: (i) net sales of $11.12 billion (versus final guidance of $10.5 billion to $11.0 billion); (ii) gross profit margin of 14.4% (versus final guidance of 13.8% to 14.2%); and (iii) diluted earnings per share of $6.95 (versus final guidance of $5.80 to $6.50).

Based on feedback received, the guidance was well received by our shareholders and analysts who cover our Company. Considering this, Management opted to provide full-year guidance for Fiscal Year 2024 concurrently with the filing of its Form10-K for Fiscal Year 2023.

Considering the macro-economic environment impacting the industry, we remain very pleased with Management’s performance in Fiscal Year 2023.

KEY PERFORMANCE MEASURES FROM FISCAL YEAR 2023:

•	THOR achieved net sales of $11.12 billion, the third best year in its history, buoyed by our European operations’ net sales of $3.04 billion.

•	Net income attributable to THOR Industries, Inc. was $374 million.

•	Diluted EPS of $6.95.

•	Cash generated from operations of $981.6 million. Despite net sales dropping by approximately 32%, cash flow generated from operations only dropped approximately 1%.

  Net Income

    In Millions

  Cash Flow from Operations

    In Millions

  Net Sales

    In Billions

  Diluted EPS

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Highlights of Executive Compensation Practices

What We Do:	What We Don't Do:

☑ Remain Competitive — Annual benchmarking to compare our executive officers’ pay to our compensation peers and the market more broadly

☑ Align with Shareholder Interests — Actual compensation is heavily weighted toward incentive compensation with performance criteria that aligns with the interests of our shareholders

☑ Remain Compliant — Including the maintenance of our comprehensive and SEC-compliant “no fault” clawback policy

☑ Require Investment in Company — Maintenance of and strict adherence to our Stock Ownership and Retention Guidelines

☑ Motivate Achievement of Financial Goals — Utilization of challenging short-term and long-term performance metrics that align with the interests of our shareholders. These goals are reset annually and are utilized in determining MIP and LTI awards

☑ Use of Compensation Consultant — The Compensation and Development Committee works with an independent compensation consultant

☑ Review and Evaluate Tally Sheets — The Committee reviews and discusses each executive’s tally sheet before making any decision on the executive’s pay

☑ Annual Shareholder “Say on Pay” — We value our shareholders’ input on our executive compensation practices and programs. Our Board seeks an annual non-binding advisory vote from shareholders to approve executive compensation disclosed in our CD&A, tabular disclosures, and related narrative

☒ Exercise Undue Discretion — No upward adjustment of total compensation targets once set and no discretionary awards paid to our NEOs

☒ Award Options or SARs — Our Company does not award stock options or SARs

☒ Provide Unreasonable Perquisites — No perquisites awarded to our NEOS other than a periodic physical exam

☒ Allow Hedging or Pledging of Stock — No hedging, short sale, or pledging of THOR stock

☒ Pay Dividends Before Shares Are Earned — No dividends or dividend equivalents earned on unvested PSUs or RSUs

Our Compensation Philosophy: Incentivize Value Creation By Tying Pay To Performance

OUR PLAN

We believe executive compensation should be directly linked to performance and long-term value creation for our shareholders. We provide a framework that encourages outstanding financial results and shareholder returns over the long-term while continuing to attract, retain, and motivate a premier management team to sustain and grow our Company.

Our NEO compensation is comprised of (i) a base salary; (ii) non-equity cash incentive component (our Management Incentive Plan or “MIP”); and (iii) long-term equity incentive component (“LTI”). The LTI consists of Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”). Fiscal Year 2023 marked the Company’s fourth year under its revised compensation plan which relies heavily upon variable incentive compensation measured by adjusted income before income tax (our “Company Adjusted NBT”)(1), adjusted return on invested capital (“ROIC”), and adjusted free cash flow (“FCF”).

The foundation of the compensation plan is an annual benchmarking process to compare Management’s pay to

(1)	See Appendix A for reconciliation of non-GAAP financial measure to most directly comparable GAAP financial measure.

36 / THOR INDUSTRIES, INC.

that of our compensation peers, our industry competitors, and the market more broadly. For benchmarking in Fiscal Year 2023, our CEO’s targeted total compensation was set at 55% of our executive compensation peer group, a level which the Board found merited based upon his and Management’s performance.

Once target total compensation is determined, half of that targeted compensation is designed to be paid in cash compensation through a combination of base salary and MIP while the other half is designed to be paid as LTI in equal parts RSU and PSU awards.

The annual target MIP and RSU awards are converted to a sharing percentage and are awarded relative to the annually forecasted target Company Adjusted NBT. Though RSU awards are based on a one-year performance period, once awarded, such RSU awards are subject to vesting over a three-year period beginning on the one-year anniversary of the award grant.

PSU awards are separated into two equal awards based upon FCF and ROIC, relative to forecasted performance over a three-year period. At the conclusion of the three-year period, actual FCF and ROIC performance are each measured against the forecasted performance and awards vest based on the following schedule (with ROIC and FCF components measured separately):

Percentage of Realization of Target	Percentage Payout of Award

Less than 50%	0%

50%-150%	The actual percentage of realization will equal the percentage of payout

Greater than 150%	200%

The total targeted compensation, the sharing percentages for MIP and RSUs, and the three-year performance metrics for PSUs are reset each year based on new benchmarking and forecasting by the Company. Thus, all but the base salary portion of our NEO compensation is measured relative to target Company and expected market performance. The MIP and RSU elements of the incentive compensation pay $0 to our NEOs in circumstances where Company Adjusted NBT is not positive, and the PSU element pays $0 when metrics are realized at less than the threshold of 50% of their respective forecasted targets.

This relative metric mechanism prevents excessive compensation that could arise from steadily growing Company Adjusted NBT, ROIC, and/or FCF as each year the compensation percentages are reset to align with the benchmarked targets and projected Company performance. Accordingly, as targeted performance rises, the sharing percentages used to calculate incentive compensation fall to maintain alignment with benchmarks. Likewise, in years where macroeconomic forces outside of management’s control necessitate a comparatively lower targeted performance, the sharing percentages used to calculate incentive compensation rise to maintain alignment with benchmarks.

We will continue the critical analysis of our executive compensation plan relative to our return to our shareholders. Based on this ongoing assessment, the Committee will continue to evaluate annually whether the program requires further evolution.

We also regularly solicit feedback from our shareholders who have continually expressed their support of our compensation plan through historical votes and direct feedback.

SHAREHOLDER UNDERSTANDING AND FEEDBACK IS IMPORTANT TO US

For almost a decade, we have been actively soliciting input and feedback from our shareholders on our compensation plan. The response to date has been supportive of our program. We will continue to take advantage of opportunities to solicit input from our shareholders because shareholder understanding and feedback is important to us. Our Senior Vice President, General Counsel and Corporate Secretary, Trevor Q. Gasper, coordinates these discussions for us. Feel free to contact Mr. Gasper if you have questions or wish to provide feedback about our compensation program. He can be reached at (574) 970-7460 or tgasper@thorindustries.com.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

In addition to the “pay for performance” principles first adopted by our founders in 1980, our Compensation and Development Committee is guided by the following practices and principles:

1.

Benchmark Executive Pay. The Committee benchmarks executive compensation levels to the Company’s compensation peer group and to the market generally to ensure that Company pay practices are in line with recognized practices of like-sized manufacturing companies.

2.	Work with Compensation Consultant. In Fiscal Year 2023, the Committee utilized WTW as its compensation consultant.

3.	Attract and Retain Top Level Talent. The Committee aims for pay practices that are competitive with industry peers who are our local competition for talent.

4.

Align the Pay Plan with Shareholder Interests. The Committee supports a pay plan that places a significant portion of executives’ pay at risk, making it variable and dependent upon the Company’s Adjusted NBT, ROIC, and FCF.

5.

Incentivize Sustained Profitability. The Committee promotes a pay plan that incentivizes executives to deliver sustained profitability for Shareholders within the guidelines of good corporate governance. The three-year vesting schedule for the RSU component of LTI, and the multi-year performance measurement period for the PSU component of LTI, not only helps retain key talent, but they also incentivize management to perform over the long term.

6.

Identify and Manage Risk. The Committee evaluates and seeks to minimize risk exposure that is inherent in any pay for performance plan. A strong “no fault” clawback policy, discussed below, helps mitigate the risk as does diligent review of the process that results in compensation decisions.

7.

No Options. Stock options are not currently a component of THOR’s compensation plan. While no option awards were granted in Fiscal Year 2023 and none are anticipated in the future, the Board has adopted a resolution prohibiting the granting of any stock options, stock appreciation rights, or other stock option-like awards at a time when the Board or Company is aware of material non-public information.

8.

Maintain a Simple, Transparent Pay Program and Avoid Any Significant Perquisites for our Executives. In Fiscal Year 2023, our NEOs received no perquisites of employment that are not available to all of THOR’s full-time employees other than a periodic physical exam and ancillary health services.

9.

Exercise Limited or No Discretion. The Company’s pay program is designed to award the management team when performance merits it and to respond appropriately when performance does not. Accordingly, the Committee does not actively revisit the outputs from our program to adjust pay upward or downward. While the Committee has, on very limited occasions, issued unplanned discretionary bonuses in the circumstances of a limited, not likely to be repeated, outstanding performance, we otherwise generally do not exercise discretion in awarding compensation to our NEOs. No discretionary bonuses have been awarded since Fiscal Year 2016.

10.

Maintain a “no fault” clawback policy. The Company’s Board of Directors is required to clawback any incentive-based compensation paid to any executive within the last three (3) fiscal years preceding the issuance of any restated financial statement if such restated financial statement impacts the amount of incentive compensation that should have been paid under any incentive-based pay program. This policy was reviewed and modified during Fiscal Year 2023 to ensure compliance with the final SEC rule.

11.

Maintain a Vigilant Insider Trading Policy. The Company has adopted and regularly monitors an insider trading policy governing the purchase, sale, and other disposition of the Company’s securities by directors, officers, and employees. The policy is designed to promote compliance with insider trading laws, rules, and regulations as well as applicable listing standards.

12.

Avoid Single Trigger Vesting of Equity-based Awards upon Change in Control. In Fiscal Year 2015, the Board approved (for implementation in Fiscal Year 2016) a double trigger for all future awards and grants requiring either a corresponding change in employment status or the failure of an acquirer to assume the award before any change in control would result in the accelerated vesting of such award.

13.

Prohibit hedging or pledging of Company Securities by our NEOs and Board Members. The Company prohibits Executive Officers and members of its Board of Directors from engaging in any hedging transactions, transacting short sales, or pledging any Company stock.

38 / THOR INDUSTRIES, INC.

Shareholder Support for our 2022 Advisory Vote on Executive Compensation and Shareholder Outreach Program

At the 2022 Annual Meeting, shareholders approved our Say on Pay proposal in support of our executive compensation program by a vote of 89%. This level of support was achieved after the Company considered and responded to certain comments and recommendations from proxy advisory firms regarding our 2021 executive contracts. As discussed in more detail in our discussion of Executive Compensation that begins on page 47, these comments and recommendations were taken into account when we designed our new executive contracts that were executed in July 2023.

We regularly communicate with our shareholders regarding a variety of topics and involve independent directors in these conversations as appropriate. We welcome continued engagement on compensation matters and other issues relevant to our business.

Looking Back: Reviewing the Elements of Compensation from Fiscal Year 2023

BASE SALARY

Base salaries are part of the compensation package paid to our executives and are determined according to various factors, including benchmarking, experience, talent, contribution, industry standards, expectations, and performance.

On an annual basis, all executive employees’ base salaries are reviewed for possible adjustments. Adjustments, though, are an exception and not the rule. While the Compensation and Development Committee considers the market practices of our peer group as a guide for recognized ranges of base compensation, due to our emphasis on performance-based pay, the Compensation and Development Committee intentionally sets base salaries for our CEO and other NEOs well below average for our peer group.

For Fiscal Year 2023, no adjustment to base salaries was made for our existing NEOs except for Mr. Woelfer whose base salary was increased to $650,000 and Mr. Gasper, whose base salary was increased to $500,000. In both instances, base salaries were increased to bring them more in line with the bottom of each NEO’s compensation peer group benchmark.

Our CEO’s base salary is $750,000 and has not been adjusted since Fiscal Year 2013. This base salary is the lowest in our 2023 compensation peer group and is more than 25% lower than the next lowest CEO base salary in our 2023 compensation peer group. Thus, analysis that compares other elements of compensation as a multiple of base salary do not hold as much meaning for THOR as they might with other companies. Our SVP & CFO (29th percentile), SVP & COO (5th percentile), and SVP, General Counsel, and Corporate Secretary (5th percentile) also had 2023 base salaries that were among the lowest in their respective 2023 peer group comparisons and our SVP of Administration and HR was at the 50th percentile.

VARIABLE INCENTIVE COMPENSATION

Variable performance-based elements comprise the highest percentage of our NEOs’ compensation. Payouts under these elements (MIP and LTI) are determined based on our Company Adjusted NBT, FCF, and ROIC measured against the Board’s approved forecast for the fiscal year or three-year performance period. As stated above, our NEOs’ base salary is intentionally set below market, emphasizing this incentive-based pay. For Fiscal Year 2023, our NEOs’ compensation was approximately 87% incentive-based pay. Our compensation philosophy has long promoted such heavy reliance on variable performance-based pay relative to the Board’s approved forecast for the Fiscal Year to align management’s performance with shareholder interests.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

CASH-BASED VARIABLE INCENTIVE AWARDS

Our MIP provides cash-based variable incentive compensation. As set forth in the accompanying Appendix A, we generally rely on GAAP numbers to calculate our Company Adjusted NBT and then make standard adjustments, to exclude certain gains and/or losses as a result of LIFO, non-controlling interests, detrimental or incremental impacts to NBT as a result of non-forecasted M&A activity, and certain foreign currency exchange gains/

losses. Target Company Adjusted NBT is determined prior to our Fiscal Year or within the first quarter thereof and a sharing percentage is calculated as “target MIP” divided by “target Company Adjusted NBT.” The result of that calculation is a percentage and the amount of earned MIP for our NEOs is calculated and paid based on the Company Adjusted NBT on a quarterly basis. The key incentive metrics for our Fiscal Year 2023 MIP and total MIP actually paid for our NEOs were as follows:

Name	Performance Metric(1)	Award

Robert W. Martin	0.810% of Company Adjusted NBT	$4,196,310

Colleen Zuhl	0.302% of Company Adjusted NBT	$1,564,550

Todd Woelfer	0.314% of Company Adjusted NBT	$1,626,718

Kenneth D. Julian	0.108% of Company Adjusted NBT	$559,508

Trevor Q. Gasper	0.081% of Company Adjusted NBT	$419,631

(1)	Fiscal Year 2023 income before income taxes was $499,353,000. Taking into account the adjustments set forth on Appendix A, Company Adjusted NBT for Fiscal Year 2023 was $518,063,000.

The executive’s eligibility to receive the cash incentive compensation is contingent upon the executive being employed with the Company or an operating company at the time of payment; certification by our Compensation and Development Committee that the amount proposed to be paid under the plan is consistent with pre-determined formulas; and a determination that, upon considering any relevant factors including our “no-fault” clawback policy, no cause exists to consider payment of a lesser amount.

LONG-TERM EQUITY INCENTIVE PLAN

Our LTI is comprised of both RSUs and PSUs. The RSUs granted for Fiscal Year 2023 were evaluated on a single year (Fiscal Year 2023) performance of Company Adjusted NBT. The PSUs granted in Fiscal Year 2023 will be evaluated on a three-year aggregate cycle (Fiscal Years 2023, 2024, and 2025) with the number of shares to be awarded based on an analysis of performance to target (ROIC and FCF) after the conclusion of Fiscal Year 2025.

The RSUs awarded during Fiscal Year 2023, based on the metrics identified in the table below, are eligible to vest in three (3) equal annual installments beginning on the anniversary date of the grant. Participants must generally remain employees of our Company or one of its operating companies through the vesting period to be entitled to receive the stock that is issued upon vesting of the RSUs. An important tool for talent retention, our LTI program provides that, subject to any contrary terms in an employment agreement, any employee who leaves our Company before the vesting date immediately forfeits their right to receive any and all outstanding unvested RSUs and forfeits outstanding PSUs for which the relevant performance period has not ended. The value of the RSU and PSU awards granted to our NEOs for Fiscal Year 2023 were as follows:

Name	FY 2023 Metric for RSUs	RSU Amount(1)	PSU Amount(1)	Total LTI

Robert W. Martin	0.458% of Company Adjusted NBT	$2,372,979	$3,248,200	$5,621,179

Colleen Zuhl	0.202% of Company Adjusted NBT	$1,046,333	$1,432,250	$2,478,583

Todd Woelfer	0.203% of Company Adjusted NBT	$1,051,849	$1,439,800	$2,491,649

Kenneth D. Julian	0.096% of Company Adjusted NBT	$498,967	$683,000	$1,181,967

Trevor Q. Gasper	0.076% of Company Adjusted NBT	$393,165	$538,175	$931,340

(1)

The RSU and PSU values are determined based on FASB ASC Topic 718. The PSU amount listed represents the grant date value of the award on the date of the grant that would be achieved on a three-year cycle ending July 31, 2025, if target ROIC and FCF objectives are met.

40 / THOR INDUSTRIES, INC.

Additional

Compensation Elements

BENEFITS AND PERQUISITES

Unlike most of our peers, we offer no benefits or perquisites to our NEOs that are not available to our broader employee population except for a requested periodic physical exam and ancillary health services to assess the health of our NEOs.

RETIREMENT PLANS

Our Company does not offer retirement plans to our NEOs. Furthermore, consistent with past practice, our NEOs, like all highly compensated employees of the Company, were excluded from eligibility in our company-sponsored 401(k) plan in Fiscal Year 2023 but may participate in our non-matching Deferred Compensation Program that is available to all full-time employees who are precluded from participating in our 401(k) program by virtue of their income.

STOCK OWNERSHIP AND RETENTION GUIDELINES

Our Board adopted stock ownership guidelines for our NEOs and our Board. During Fiscal Year 2023, our Board’s stock ownership guideline was increased to four (4) times the Board retainer amount. The guidelines require retention of the following levels of Company stock:

Title	Stock Ownership Level

Chief Executive Officer	5 times base salary

Other NEOs	3 times base salary

Board of Directors	4 times base annual retainer

Our NEOs must satisfy the requirement within five (5) years of their first LTI award in their current position. The Board of Directors must satisfy the requirement within five (5) years of the date of their first annual award. All Board members and NEOs are either in compliance with the guidelines or are expected to come into compliance within the required timeline.

CLAWBACK POLICY

Our Board of Directors is required, on a “no fault” basis, to clawback any excess incentive-based compensation paid to any Executive Officer within a current fiscal year or the three immediately preceding fiscal years of the issuance of any restated financial statement if such restated financial statement impacts the amount of incentive compensation that should have been paid under any incentive-based pay program. Our clawback policy is fully compliant with the SEC’s final rule adopted on January 27, 2023.

ANTI-HEDGING AND PLEDGING POLICY

Our Company prohibits our Executive Officers and members of the Board of Directors from engaging in any hedging transactions, transacting short sales, or pledging any Company stock.

SEVERANCE PLANS AND CHANGE IN CONTROL AGREEMENTS

Our Company has employment agreements with each of our Named Executive Officers. Updated and adopted during Fiscal Year 2023, these contracts contain non-competition and non-solicitation obligations that, prior to 2021, were not part of our NEOs’ employment relationship with the Company and, prior to 2021, were not standard within the RV industry. The purpose of the contracts and non-competition provisions was to secure the exclusive services of our Management Team for the duration of the contracts and for a period of time post-employment. The RV industry is very competitive, and its history is replete with examples of key leaders leaving their company to start competitive businesses. Given Management’s longevity and track record of growth with the Company, the contracts remain important to secure and to protect the Company from such risk. As such, an essential element of the contract was that each executive agree not to compete against the Company during the term of his or her employment and for a period of two (2) years following termination of employment. The agreements also include confidentiality undertakings and agreements not to solicit Company customers or employees. The RV industry has a comparatively low barrier to entry, geographic concentration, and relies upon personal relationships with suppliers and dealers. Thus, the Company obtained a substantial benefit by collecting non-competition agreements from its NEOs in Fiscal Year 2021 and renewing these agreements with state-of-the-art terms in Fiscal Year 2023.

A cornerstone of the THOR Industries, Inc. 2016 Equity and Incentive Plan (as amended) (our “2016 Plan”) is its double-trigger vesting requirement. Specifically, the 2016 Plan provides for the vesting of shares only upon the occurrence of both a Change in Control (as defined by the 2016 Plan) and either a corresponding change in employment status or the failure of an acquirer to assume the awards.

The aggregate value of change in control and termination benefits for each NEO is summarized under the subheading, “Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers” on page 53.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

SECTION 409A OF THE CODE

Our compensation plans and programs are designed to comply with Section 409A of the Code, which places strict restrictions on plans that provide for the deferral of compensation.

How We Make Compensation

Decisions and Why We Made

Them for Fiscal Year 2023

THE COMPENSATION COMMITTEE

Our Compensation and Development Committee is responsible for the oversight of our Executive Management compensation plan. Each year, the Committee engages in a thorough evaluation of the performance of our NEOs. The Board of Directors conducts a review of our CEO, Mr. Martin. These evaluations are significant inputs for the Committee as it determines the percentage of the peer group benchmark at which to set target compensation.

Mr. Martin does not participate in his own performance evaluation or in setting his own compensation. For the other NEOs, the Chairman of the Board and the CEO evaluate each NEO’s individual performance and recommend to the Compensation and Development Committee a tailored compensation plan that relies on peer benchmark data for that individual. The Compensation and Development Committee then reviews and votes to approve or modify these recommendations.

For more information on the Compensation and Development Committee, see the Corporate Governance Section of this Proxy Statement. Additionally, the Compensation and Development Committee’s charter can be found on our Company website at www.thorindustries.com.

Our Independent

Compensation Consultant

In Fiscal Year 2023, the Compensation and Development Committee utilized WTW as its compensation consultant. WTW reports directly to the Committee, and the Committee is empowered to retain or replace WTW or hire additional consultants at any time. A representative of WTW regularly attends the Committee meetings and provides data and advice to the Committee throughout the year. Additionally, a representative from WTW regularly meets in executive session with the Committee.

WTW’s role is to provide market and peer group data and to advise the Committee on compensation-related decisions.

During Fiscal Year 2023, the compensation consultant provided the following services to the Committee:

•	Provided periodic reports of executive compensation trends;
•	Provided peer group analysis, including benchmarking data, supporting recommendations for the Company’s executive compensation;
•	Reviewed drafts and commented on elements of the Company’s Compensation Discussion and Analysis; and
•	Advised the Committee of regulatory developments.

In Fiscal Year 2023, the total fees and expenses paid to WTW were $165,696.

Our Compensation Peer Group

Importantly, WTW assists the Committee in determining an appropriate compensation peer group. Our Company has a unique challenge in its peer review process. The Company’s largest competitor is part of a multinational conglomerate holding company and its executive pay practices are not publicly available. Two competitors are publicly traded but those competitors are not reasonable compensation peers due to significant size differences compared to THOR. Geographic proximity to our OEM and supply competitors makes the competition for key industry talent an ever-present challenge.

Our compensation plan is, therefore, designed to attract and retain industry-leading talent through a program that is reasonable and heavily tied to our Company’s financial performance. In Fiscal Year 2023, as it has previously, the Committee benchmarked its executive pay against a peer group of publicly-traded companies and used this data in conjunction with our own industry-specific knowledge in evaluating its executive compensation practices. The Compensation and Development Committee periodically reviews and, as indicated, updates the peer group. Our general guidelines for our peer group are to include companies that are one-half to two times our net sales. Our peer group represents manufacturing companies of similar size as expressed in sales and market capitalization. Additionally, we seek to identify manufacturing companies that introduce their products to market through dealerships or franchises. While the compensation peer group is not comprised of our market competitors, it

42 / THOR INDUSTRIES, INC.

nevertheless provides a meaningful basis for market comparison of our executive compensation packages. Included in our peer evaluation was the consideration of the disclosed peers of the members of our peer group. We believe our compensation peer group for Fiscal Year 2023 represents a solid comparator group for our Company. Our peer group for Fiscal Year 2023 consisted of the following companies:

Fiscal Year 2023 Peer Group

• AGCO Corporation

• BorgWarner Inc.

• Carrier Global Corporation

• Cummins, Inc

• Dover Corporation

• Eaton Corporation plc

• Emerson Electric Co.

• Fortune Brands Home & Security, Inc.

• The Goodyear Tire & Rubber Company

• Illinois Tool Works, Inc.

• Lear Corporation

• Oshkosh Corporation

• Owens Corning

• PACCAR Inc.

• Parker-Hannifin Corporation

• Polaris, Inc.

• Stanley Black & Decker, Inc.

• Tenneco, Inc.

• Textron, Inc.

• Trane Technologies plc

We evaluate our pay for performance system on a regular and consistent basis. In doing so, we analyze the peer group’s compensation data as reported in their most recent proxy statements. In this process, we measure actual pay data with comparable NEOs and the aggregate NEO compensation. We also evaluate the fixed and incentive-based variables of our compensation program as compared to the peer group. This information is then presented to the Committee for its consideration as it determines the appropriate compensation of our NEOs.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Measuring Alignment: Evaluating the Relationship Between our Fiscal Year 2023 Performance and our Compensation

As previously noted, our founders developed a compensation strategy that was specifically intended to align pay with Company financial performance, which, over the long term, aligns NEO pay with our shareholders’ interest. Fiscal Year 2023 posed a fourth straight year of testing our compensation plan’s ability to align pay with the interests of its shareholders in an unusually tumultuous market.

Consistent with prior years, our Fiscal Year 2023 compensation plan relied heavily upon variable incentive-based pay. The following graph and table depict the relative breakdown between base salary and variable incentive pay for Mr. Martin over the last two fiscal years.

	Base Salary	MIP/Non- Equity Incentive Award	Share Percentage of Company Adjusted NBT for MIP	LTI-RSUs	Share Percentage of Company Adjusted NBT for RSUs	LTI-PSUs(1)	Total Compensation

FY 2023	$750,000	$4,196,310	0.810%	$2,372,979	0.458%	$3,248,200	$10,567,489

FY 2022	$750,000	$7,725,472	0.511%	$4,425,771	0.293%	$2,965,475	$15,866,718

(1)	PSU Amount listed represents value of award on the date of the grant that would be achieved on a three-year cycle ending if target ROIC and FCF objectives are met.

As illustrated in the following charts, implementation of our philosophy resulted in approximately 93% of our CEO compensation as reported on the Summary Compensation Table and approximately 87% of our NEO compensation as reported on the Summary Compensation Table being variable, performance-based compensation for Fiscal Year 2023. The charts show that executive compensation is heavily dependent on variable, performance-based compensation.

44 / THOR INDUSTRIES, INC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

For Fiscal Year 2023, the Compensation and Development Committee was comprised solely of the four (4) independent Directors listed on page 46. No member of the Compensation and Development Committee is a current or, during our Fiscal Year 2023 or any time before, was a former officer or employee of the Company or any of its operating companies. During Fiscal Year 2023, no member of the Compensation and Development Committee had a relationship that must be described under SEC rules relating to disclosure of related person transactions. In Fiscal Year 2023, none of our Executive Officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on the Board or the Compensation and Development Committee of the Company.

COMPENSATION RISK ASSESSMENT

As our Compensation and Development Committee evaluates our compensation programs, it considers many areas of risk potentially associated with the various programs as well as steps that can be taken to mitigate those risks. The process of risk consideration and, when appropriate, risk mitigation is a dynamic process that is considered at each Committee meeting. This process includes consideration of many factors, including:

•	Oversight of the business and the MIP and LTI compensation provided to our NEOs;

•	Appropriate weighing of performance-based compensation;

•	Our entrepreneurial culture, which we believe encourages employees to think like owners;

•	Our internal controls, which we believe to be very strong and are consistently reviewed for further opportunity of improvement;

•	Rigorous internal audits that are conducted throughout our Company on a regular basis;

•	Our enterprise risk management program, including a formal annual assessment of the risks facing our Company led by senior management;
•

Stock ownership guidelines, the time-based vesting component of RSU awards under our LTI program and the multi-year performance measurement periods for the FCF and ROIC components of PSUs awarded under our LTI program, which encourage long-term value creation, and serve to counterbalance potentially significant short-term incentive-based compensation;

•	Consultation with and reliance on advice provided by our outside compensation consultant, WTW;

•	The performance criteria of our MIP and LTI programs, which emphasize overall Company results over individual performance;

•

Linear award calculations under our MIP, with no steep payout curves or disproportionate increases in compensation payout thresholds that might create incentives to take greater risks for greater rewards;

•

Historically, the same metric – Company Adjusted NBT – used each year; which metric has not been changed to take advantage of any benefits associated with short-term circumstances and which metric has been supplemented with the FCF and ROIC components for our LTI program;

•	Our ability to consider non-financial, compliance, and other qualitative performance factors in determining actual compensation payouts for Executive Officers;

•	Our ability to use downward discretion in awarding incentive-based compensation and ability to claw back payments;

•	Company reporting structures including finance officers of each of our operating companies report to our Chief Financial Officer; and

•

The relative performance of the compensation program as assessed through the analytics utilized by shareholder advisory firms, which allows for dynamic monitoring of the pay program’s alignment with our compensation peer group and our own performance.

We do not believe that our compensation program creates risk that is reasonably likely to have a material adverse effect on the Company. However, we will continue to monitor all risks associated with our pay practices.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Report of the Compensation and Development Committee

We, the Compensation and Development Committee of the Board of Directors of THOR Industries, Inc., have reviewed and discussed with Management the Compensation Discussion and Analysis contained in this Proxy Statement. After our review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the Fiscal Year ended July 31, 2023.

The Compensation and Development Committee

Wilson Jones, Chair – Fiscal Year 2023

Amelia A. Huntington, Chair – Fiscal Year 2024

Christina Hennington

Laurel Hurd

46 / THOR INDUSTRIES, INC.

Executive Compensation

The following tables, narrative, and footnotes disclose the compensation earned by the Named Executive Officers of the Company. During Fiscal Year 2023 the Named Executive Officers included the President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, Senior Vice President and Chief Operating Officer, Senior Vice President of Administration and Human Resources, and Senior Vice President, General Counsel, and Corporate Secretary.

Summary Compensation Table

The following Summary Compensation Table(1) summarizes the total compensation awarded to our Named Executive Officers in Fiscal Years 2023, 2022, and 2021:

Name Principal Position	Year	Salary ($)	Bonus (2) ($)	Share Awards (3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value & Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Robert W. Martin	2023	750,000	—	5,621,179	—	4,196,310	—	—	10,567,489
President & Chief	2022	750,000	—	7,391,246	—	7,725,472	—	—	15,866,718
Executive Officer	2021	750,000	—	8,648,124	—	9,687,843	—	—	19,085,967

Colleen Zuhl	2023	725,000	—	2,478,583	—	1,564,550	—	—	4,768,133
Senior Vice President	2022	725,000	—	2,829,035	—	2,313,106	—	—	5,867,141
& Chief Financial Officer	2021	725,000	—	3,190,651	—	2,795,373	—	—	6,711,024

Todd Woelfer	2023	650,000	—	2,491,649	—	1,626,718	—	—	4,768,367
Senior Vice President	2022	600,000	—	2,997,150	—	2,691,065	—	—	6,288,215
& Chief Operating Officer	2021	600,000	—	2,888,311	—	2,628,485	—	—	6,116,796

Kenneth D. Julian	2023	600,000	—	1,181,967	—	559,508	—	—	2,341,475
Senior Vice President	2022	600,000	—	1,553,284	—	967,574	—	—	3,120,858
of Administration &	2021	598,077	—	1,806,138	—	1,251,659	—	—	3,655,874
Human Resources

Trevor Q. Gasper (5)	2023	500,000	—	931,340	—	419,631	—	—	1,850,971
Senior Vice President,	2022	364,946	—	747,730	—	303,510	—	—	1,416,186
General Counsel &	2021	—	—	—	—	—	—	—	—
Corporate Secretary

(1)	All compensation figures in this table are rounded to the nearest dollar.

(2)	The amounts in this column reflect the payment of discretionary bonuses. No discretionary bonuses were paid during Fiscal Years 2023, 2022, or 2021.

(3)

Share awards values were determined in accordance with FASB ASC Topic 718. For information about the assumptions used by the Company in calculating the value of the awards, see Note 17 to the Company’s consolidated financial statements in the Form 10-K. The amount stated represents equity incentive plan awards awarded to each NEO consisting of: (i) RSU amounts based on each NEO’s designated percentage of Fiscal Year 2023 Company Adjusted NBT and valued as of the grant date as discussed on page 40; and (ii) PSU amounts calculated based on the grant date value of the award that would be achieved on a three-year cycle if target ROIC and FCF objectives are met. No PSUs will vest if a threshold is not met. For more information on threshold, target, and maximum PSUs granted in Fiscal Year 2023, see Grants of Plan-Based Awards in Fiscal Year 2023 which follows.

(4)	The amounts shown in this column are amounts earned under our MIP program for Fiscal Year 2023.

(5)	Mr. Gasper was promoted to Senior Vice President, General Counsel, and Corporate Secretary effective December 1, 2021.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Grants of Plan-Based Awards in Fiscal Year 2023

The following table summarizes the grants made to each of our NEOs for Fiscal Year 2023 under our 2016 Plan or other plans or arrangements:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Share and Options Awards(4)
Name	Grant Date	Threshold ($)	Target(1) ($)	Maximum(2) ($)	Threshold ($) (#)	Target ($) (#)	Maximum ($) (#)

Robert W. Martin	11/02/2022 (MIP)	$0	$5,746,000

	11/02/2022 (RSU)				$0	$3,248,200(3)		$2,372,979

	11/02/2022 (PSU)				21,141	42,282(5)	84,564	$3,248,200

Colleen Zuhl	11/02/2022 (MIP)	$0	$2,139,500

	11/02/2022 (RSU)				$0	$1,432,250(3)		$1,046,333

	11/02/2022 (PSU)				9,322	18,644(5)	37,288	$1,432,250

Todd Woelfer	11/02/2022 (MIP)	$0	$2,229,600

	11/02/2022 (RSU)				$0	$1,439,800(3)		$1,051,849

	11/02/2022 (PSU)				9,371	18,742(5)	37,484	$1,439,800

Kenneth D. Julian	11/02/2022 (MIP)	$0	$766,000

	11/02/2022 (RSU)				$0	$683,000(3)		$498,967

	11/02/2022 (PSU)				4,445	8,890(5)	17,780	$683,000

Trevor Q. Gasper	11/02/2022 (MIP)	$0	$576,350

	11/02/2022 (RSU)				$0	$538,175(3)		$393,165

	11/02/2022 (PSU)				3,502	7,004(5)	14,008	$538,175

(1)

To determine awards granted during Fiscal Year 2023, we calculated a percentage share for MIP based on a target Company Adjusted NBT of $709,139,000. The number set forth in this column represents the projected MIP payment determined by multiplying the percentage share against the target Company Adjusted NBT. Actual MIP payments for Fiscal Year 2023 are included in the Summary Compensation Table.

(2)	Our 2016 Plan limits total cash awards at $20,000,000 in any calendar year.

(3)

For equity incentive awards granted during Fiscal Year 2023, we calculated a percentage share for the RSU portion of our LTI based on a ratio of 25% of each NEOs target total compensation and the target Company Adjusted NBT of $709,139,000. The number set forth in this column represents the target RSU value determined by multiplying the percentage share against the target Company Adjusted NBT. The grant date value of RSUs awarded as of the grant date for Fiscal Year 2023 are included in the Summary Compensation Table and discussed on page 36.

(4)	Represents the fair value of awards at target as of the grant date pursuant to FASB ASC Topic 718.

(5)

As described on page 36, each NEO was awarded performance stock units under the 2016 Plan from which common stock may be distributable. These targeted awards are subject to adjustment at the conclusion of the three-year measurement period based upon the Company’s performance against its goals for both ROIC and FCF. Payout for the PSUs will be adjusted based on the following schedule (with ROIC and FCF components measured separately and weighted equally):

Percentage of Realization of Target	Percentage Payout of Award

Less than 50%	0%

50%-150%	The actual percentage of realization will equal the percentage of payout

Greater than 150%	200%

48 / THOR INDUSTRIES, INC.

Summary of Equity Compensation Plans

THOR INDUSTRIES, INC. 2016 EQUITY AND INCENTIVE PLAN, AS AMENDED

Our 2016 Equity Incentive Plan, as amended, (the “2016 Plan”) is designed to enable us to obtain and retain the services of the types of employees and Directors who will contribute to our long-range success and to provide incentives that are linked directly to increases in share value, which will inure to the benefit of our Shareholders. The maximum number of shares issuable under the 2016 Plan, as amended, is 3,600,000 (subject to adjustment to reflect certain corporate transactions or changes in our capital structure), with 1,102,045 shares remaining available as of July 31, 2023 to be granted under the 2016 Plan, subject to recycling provisions in the 2016 Plan for canceled, forfeited, or expired shares.

Administration

The 2016 Plan is administered by the Compensation and Development Committee (our “Committee”). Among other responsibilities, the Committee selects participants from among the eligible individuals, determines the number of shares of Common Stock that will be subject to each award, and prescribes the terms and conditions of each award, including without limitation the exercise price, methods of payment, vesting provisions, and restrictions on awards.

Eligibility

Our employees and Directors and those of our affiliated companies, as well as those whom we reasonably expect to become our employees and Directors or those of our affiliated companies, are eligible to receive awards.

AVAILABLE EQUITY AWARDS

Stock Options

Under the 2016 Plan, the Committee may grant incentive and non-statutory stock options. The exercise price of an incentive or non-statutory stock option generally must be at least 100% (and in the case of an incentive stock option granted to a more than 10% Shareholder, 110%) of the fair market value of the Common Stock subject to that option on the date that option is granted. The Committee determines the rate at which options vest (provided options granted under the 2016 Plan may vest only after the expiration of a minimum one-year period from the date of the award) and any other conditions with respect to exercise of the options, in each case subject to the terms of the 2016 Plan. Only employees may be granted incentive stock options. No options were granted or were outstanding in Fiscal Year 2023. The Board has adopted a resolution prohibiting the granting of any stock options, stock appreciation rights, or other stock option-like awards at a time when the Board or Company is aware of material non-public information.

Restricted Awards and Performance Compensation Awards

Our Committee may award actual shares of our Common Stock (“Restricted Stock”) or hypothetical Common Stock units having a value equal to the fair market value of an identical number of shares of our Common Stock and paid in the form of shares of Common Stock or cash (“Restricted Stock Units”). The Committee generally may determine, in its sole discretion, the terms of each award, including the applicable restricted period prior to delivery or settlement of the award.

Participants have no voting rights with respect to any Restricted Stock Units. At the discretion of the Committee, each Restricted Stock Unit may be credited with cash and stock dividends paid by the Company in respect of one share of Common Stock. Such dividend equivalents are held by the Company for the participant’s account, and are not paid by the Company unless and until the restrictions on the Restricted Stock Units have lapsed. As with previous fiscal years, the Committee did not exercise this discretion for Fiscal Year 2023. Restricted Stock and Restricted Stock Unit awards may be subject to forfeiture. Generally Restricted Stock and Restricted Stock Units may not be sold or transferred during the restricted period. The Committee may provide for an acceleration of vesting in the terms of any restricted award.

Under the 2016 Plan, the Committee may designate relevant awards as performance compensation. Performance compensation awards entitle the recipients to receive Common Stock or hypothetical common share units upon the attainment of specified performance goals. Cash bonuses may also be designated as performance compensation awards.

Stock Appreciation Rights

The Committee may, in its discretion, grant stock appreciation rights to participants under our 2016 Plan. Generally, stock appreciation rights permit a participant to exercise the right and receive a payment equal to the value of our Common Stock’s appreciation over a span of time in excess of the fair market value of a share of Common Stock on the date of grant of the stock appreciation right. In Fiscal Year 2023, as in previous fiscal years, the Committee did not grant any stock appreciation rights to participants under our 2016 Plan.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Adjustments in Capitalization

If there is a specified type of change in our Common Stock, such as stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization, appropriate equitable adjustments or substitutions will generally be made to the various limits under, and the share terms of, the 2016 Plan and the awards granted thereunder. In addition, in the event of certain mergers, the sale of all or substantially all of our assets or our reorganization or liquidation, the Committee may cancel outstanding awards and cause participants to receive, in cash, stock, or a combination thereof, the value of the awards.

Amendments

Our Board of Directors may amend, suspend, or terminate the 2016 Plan or awards thereunder at any time, provided that amendments to the 2016 Plan will not be effective without Shareholder approval if such approval is required by applicable law or stock exchange requirements and amendments to awards without participant approval generally may not impair the participant’s rights under the award. In addition, under the terms of the 2016 Plan, the Company generally may only reduce the exercise price of an option or stock appreciation right, or cancel outstanding option and stock appreciation rights in exchange for cash, other awards or options or stock appreciation rights with a lower exercise price, with Shareholder approval.

Change in Control under the 2016 Plan

Subject to the terms of an award agreement, in the event of a change in control, as defined in the 2016 Plan, (i) any and all outstanding options and stock appreciation rights granted under the 2016 Plan shall become immediately exercisable unless such awards are assumed, converted, replaced, or continued by the continuing entity; provided, however, that in the event of a participant’s termination of employment without cause or resignation for good reason within twenty-four (24) months following consummation of a change in control, any awards so assumed, converted, replaced, or continued will become immediately exercisable; (ii) any restriction imposed on a restricted award or performance compensation award shall lapse unless such awards are assumed, converted, replaced, or continued by the continuing entity; provided, however, that in the event of a participant’s termination of employment without cause or resignation for good reason within twenty-four (24) months following consummation of a change in control, the restrictions on any awards so assumed, converted, replaced, or continued shall lapse; and (iii) the portion of any and all performance compensation awards that remain outstanding following the occurrence of a change in control shall be determined by applying actual performance from the beginning of the performance period through the date of the change in control using the performance formula to determine the amount of the payout or distribution rounded to the nearest whole share of Common Stock. Notwithstanding the foregoing, if the change in control occurs prior to the end of a performance period for an award, the performance formula generally will be adjusted to take into account the shorter period of time available to achieve the performance goals.

The portion of an award that remains outstanding following the occurrence of a change in control may vest in full at the end of the performance period set forth in such award so long as the participant’s employment (or if the participant is a Director, service) with the Company or one of its operating companies does not terminate until the end of the performance period. Notwithstanding the foregoing, such portion shall vest in full upon the earliest to occur of the following events: (i) the termination of the participant by the Company without cause, (ii) the refusal of the continuing entity to assume, convert, replace, or continue the award, or (iii) the resignation of the participant for good reason.

“Cause” as used in the 2016 Plan generally means the employee has committed or pled guilty to a felony or a crime involving moral turpitude, has engaged in conduct likely to result in harm to the Company’s reputation, has been grossly negligent, has engaged in willful misconduct with respect to the Company, or violated federal or state securities laws. “Good reason” as used in the 2016 Plan generally means a diminution of the participant’s duties or authority, any relocation of more than 50 miles, or a material reduction in salary.

50 / THOR INDUSTRIES, INC.

Outstanding Equity Awards at 2023 Fiscal Year-End

The following table sets forth information concerning option awards and share awards held by our NEOs as of July 31, 2023:

	STOCK AWARDS

Name	Number of Shares or Units That Have Not Vested (#)(1)	Market Value of Shares or Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Robert W. Martin	92,032(3)	$10,628,776	105,441	$12,177,381

Colleen Zuhl	35,294(4)	$4,076,104	42,323	$4,887,883

Todd Woelfer	35,196(5)	$4,064,786	41,795	$4,826,905

Kenneth D. Julian	19,342(6)	$2,233,808	22,116	$2,554,177

Trevor Q. Gasper	6,532(7)	$754,381	9,774	$1,128,799

(1)	The shares in this column represent unvested RSUs.

(2)

The shares in this column represent unvested PSUs. The number of earned PSUs will be determined after the respective three-year performance period based on performance measured against ROIC and FCF targets. The number of shares indicated represents shares that would be earned at a target level of performance.

(3)

Mr. Martin received a restricted stock unit award of 17,979 units on October 8, 2020; 44,431 units on October 7, 2021; and 56,418 units on October 11, 2022. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

(4)

Ms. Zuhl received a restricted stock unit award of 8,289 units on October 8, 2020; 16,392 units on October 7, 2021; and 21,603 units on October 11, 2022. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

(5)

Mr. Woelfer received a restricted stock unit award of 7,340 units on October 8, 2020; 14,839 units on October 7, 2021; and 22,856 units on October 11, 2022. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

(6)

Mr. Julian received a restricted stock unit award of 3,881 units on October 8, 2020; 9,279 units on October 7, 2021; and 11,862 units on October 11, 2022. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

(7)

Mr. Gasper received a restricted stock unit award of 767 units on October 8, 2020; 807 units on October 7, 2021; and 5,738 units on October 11, 2022. These units vest in three equal annual installments commencing on the one-year anniversary date of each of the awards respectively.

Option Exercises and Shares Vested in Fiscal Year 2023

There were no options exercised by our NEOs in Fiscal Year 2023. None of our NEOs holds options, and no options were awarded in Fiscal Year 2023. The following table summarizes information regarding the vesting of share awards for each NEO in Fiscal Year 2023:

	STOCK AWARDS

Name	Number of Shares Acquired Upon Vesting (#)	Value Realized on Vesting ($)

Robert W. Martin	38,638	$2,855,355

Colleen Zuhl	15,123	$1,117,317

Todd Woelfer	12,863	$949,059

Kenneth D. Julian	9,024	$668,408

Trevor Q. Gasper	1,120	$83,022

Non-Qualified Deferred Compensation for Fiscal Year 2023

The following table shows the contributions, earnings, and account balances for Fiscal Year 2023 for the NEOs participating in our Deferred Compensation Plan(1):

Name	Executive Contributions in Fiscal Year 2023(2)	Registrant Contributions in Fiscal Year 2023	Aggregate Earnings In Fiscal Year 2023	Aggregate Withdrawals/ Distributions	Aggregate Balance at 7/31/23

Colleen Zuhl	—	—	$23,743	—	$378,571

Todd Woelfer	$185,329	—	$193,151	—	$2,295,071

Kenneth D. Julian	$22,816	—	$40,351	—	$518,464

(1)

Our NEOs, like any highly compensated employee at THOR, are ineligible to participate in THOR’s 401(k) plan but may elect to participate in THOR’s Non-Qualified Deferred Compensation Plan. Messrs. Martin and Gasper have not participated in THOR’s Non-Qualified Compensation Plan.

(2)	The amounts shown as executive contributions are also included in the amounts shown as Fiscal Year 2023 salary in the Summary Compensation Table on page 47.

52 / THOR INDUSTRIES, INC.

Summary of Deferred Compensation Plan

Effective January 1, 2016, the Company approved and adopted the amended and restated the THOR Industries, Inc. Deferred Compensation Plan (our “Deferred Compensation Plan”). The general purpose of our Deferred Compensation Plan is to provide our eligible employees with the benefits of an unfunded, non-qualified deferred compensation program.

Under our Deferred Compensation Plan, for each calendar year, participants may elect to defer any portions of their salary and bonus amounts. The amounts are credited to the participant’s individual account, which is credited with earnings and losses based on the performance of certain investment funds selected by us and elected by the participant. The Company does not offer any type of matching or other contributions under the Deferred Compensation Plan for our NEOs.

Participants are always vested in their elective deferrals. Vested benefits become payable under our Deferred Compensation Plan (i) upon the participant’s separation from service, (ii) upon the occurrence of a change in control, (iii) upon the participant’s death or disability, or (iv) in connection with a severe financial hardship due to an unforeseen emergency (but in this case amounts payable are limited to the amount necessary to satisfy the emergency plus anticipated taxes). In each case, payment will be made within ninety (90) days following the event triggering the payment unless the participant is determined by our Board to be a specified employee under Section 409A of the Code and the payment trigger is the participant’s separation from service, in which case the payment will be delayed for a period of six (6) months.

At the time the participant makes a deferral election, the participant may elect a lump sum payment or installment payments spreading payment over a period not to exceed fifteen (15) years upon separation from service.

Our Compensation and Development Committee administers our Deferred Compensation Plan. Our Compensation and Development Committee can modify or terminate the plan, provided that any modification or termination does not adversely affect the rights of any participant or beneficiary as to amounts under the plan. Our Compensation and Development Committee also can terminate our Deferred Compensation Plan and accelerate the payments of all vested accounts in connection with certain corporate dissolutions or changes in control, provided that the acceleration is permissible under Section 409A of the Code. Our Deferred Compensation Plan is intended to comply with Section 409A of the Code.

Potential Payments Upon Termination or Change in Control and Agreements with Resigning Officers

As of July 31, 2023, and excepting: (i) potential payments under our Deferred Compensation Plan, (ii) the previously discussed lapsing of restrictions on certain restricted awards in the event of a change in control and a failure of the continuing entity to assume, convert or replace such award and (iii) amounts provided for in the employment agreements between our NEOs and the Company described in this section, there were no potential obligations owed to our NEOs or their beneficiaries under existing plans or arrangements, whether written or unwritten, in the event of a change in control or termination of employment, including because of death, disability, or retirement.

The Company and its NEOs are party to separate but substantively identical employment contracts. As discussed previously, the contracts provide for certain robust non-competition, non-solicitation, non-disparagement, and confidentiality undertakings that protect the Company. Prior to June 2021, the Company did not enjoy these protections and left itself open to competition from its Management in the event of a separation from employment, which is a substantial risk in the recreational vehicle industry because relationships drive business, and the industry is susceptible to start-up competition.

In response to proxy advisory firm comments and shareholder feedback, THOR revised and executed new executive contracts during Fiscal Year 2023. The primary differences between the 2023 executive contracts and the 2021 executive contracts are: (i) the new contracts expand protections for the Company regarding competition with supplier companies; (ii) the new contracts base any payment of cash upon an executive’s target cash compensation instead of actual cash compensation paid to avoid large fluctuations in potential payouts; (iii) the new contracts remove provisions that in the prior contracts awarded and immediately vested RSUs and PSUs in certain circumstances; (iv) the new contracts eliminate the “three times multiple” for double-trigger vesting (change of control plus separation without cause by the Company); and (v) in response to the shifting non-compete landscape

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

and recent Indiana case law, the new contracts contain state-of-the-art provisions to maximize the likelihood of enforceability in the event of a dispute, including tying the non-competition obligation to a paid consultancy at the sole option of the Company.

Our executive contracts are discussed in the context of employment separation scenarios below:

Death or Disability of Executive

If the Executive’s employment is terminated by the Executive’s death or permanent and total disability, the Executive is to receive a pro rata share of any incentive awards related to the year of death or disability that would have been earned had such death or disability not occurred, as well as the vesting of previously-granted equity incentive awards as follows: (i) all previously awarded but unvested RSUs vest in accordance with the Company’s established vesting schedule; and (ii) all previously awarded but unvested PSUs vest at target in accordance with the Company’s established vesting schedule.

Voluntary Separation by Executive without Good Reason

If the Executive’s employment is terminated by the Employee without good reason (as defined in the agreement), the Executive receives only compensation and benefits earned but not yet paid prior to termination as required by law. The Executive’s previously awarded but unvested RSUs vest in accordance with the Company’s established vesting schedule. The Executive’s previously awarded but unvested PSUs vest at target in accordance with the Company’s established vesting schedule. Additionally, at the Company’s option and to maximize the potential for enforceability of the Executive’s agreement not to compete, the Company may implement a consultancy arrangement with the Executive under which the Executive would be paid one half of his or her base salary in exchange for consulting services for each year of the two-year non-compete period.

Involuntary Separation of Executive by Company without Cause or by Executive for Good Reason

If the Executive’s employment is terminated by the Company without cause or by the Executive for good reason, as each term is defined in the executive agreement, then the Executive is to receive compensation equal to two times (2x) the Executive’s base salary and target MIP paid in 24 equal monthly payments. The Executive’s previously awarded but unvested RSUs vest immediately. The Executive’s previously awarded but unvested PSUs vest based on performance to date and a pro rata estimation of a probable award amount at the time of termination. The Company will pay the cost of COBRA health care continuation coverage, if elected, for the Executive and the Executive’s dependents for a period of up to 24 months and provide outplacement services for a period of up to 12 months.

Involuntary Separation of Executive by Company for Cause

If the Executive’s employment is terminated by the Company for cause, the Executive receives only compensation and benefits earned but not yet paid prior to termination as required by law. At the Company’s option and to maximize the potential for enforceability of the Executive’s agreement not to compete, the Company may implement a consultancy arrangement with the Executive under which the Executive would be paid one half of his or her base salary in exchange for consulting services for each year of the two-year non-compete period.

Interplay with Deferred Compensation Plan

Our Deferred Compensation Plan provides for payment of the vested deferred amounts upon termination of employment and following a change in control. Under our Deferred Compensation Plan, if an NEO’s employment terminated on or before July 31, 2023, or if the NEO died or became disabled, the entire vested account balance (reported in the “Aggregate Balance at 7/31/23” column of the Non-Qualified Deferred Compensation table above) would be paid subject to the provisions of 409A. A change in control also would trigger payment to the NEO.

54 / THOR INDUSTRIES, INC.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below quantifies the value of compensation and benefits required to be paid to each NEO upon various employment separation scenarios that would exceed the compensation benefits generally available to employees in each such separation scenario as discussed previously. The total column in the following table does not reflect compensation or benefits previously accrued or earned by the NEOs, such as deferred compensation. Benefits and payments are calculated as of July 31, 2023.

	Voluntary Separation(1)		Death or Disability		For Cause (1)	Without Cause/ For Good Reason

Robert W. Martin

Cash	—		$1,113,969		—	$12,992,000

RSUs Settled	$10,628,776	(3)	$13,001,755	(3)	—	$10,628,776	(4)

PSUs Settled	$12,177,381	(5)	$12,177,381	(5)	—	$12,177,381	(6)

Other Benefits(2)	—		—		—	$68,489

TOTAL	$22,806,157		$26,293,105		—	$35,866,646

Colleen Zuhl

Cash	—		$415,332		—	$5,729,000

RSUs Settled	$4,076,104	(3)	$5,122,437	(3)	—	$4,076,104	(4)

PSUs Settled	$4,887,883	(5)	$4,887,883	(5)	—	$4,887,883	(6)

Other Benefits(2)	—		—		—	$56,110

TOTAL	$8,963,987		$10,425,652		—	$14,749,097

Todd Woelfer

Cash	—		$431,835		—	$5,759,200

RSUs Settled	$4,064,786	(3)	$5,116,635	(3)	—	$4,064,786	(4)

PSUs Settled	$4,826,905	(5)	$4,826,905	(5)	—	$4,826,905	(6)

Other Benefits(2)	—		—		—	$56,110

TOTAL	$8,891,691		$10,375,375		—	$14,707,001

Kenneth D. Julian

Cash	—		$148,529		—	$2,732,000

RSUs Settled	$2,233,808	(3)	$2,732,775	(3)	—	$2,233,808	(4)

PSUs Settled	$2,554,177	(5)	$2,554,177	(5)	—	$2,554,177	(6)

Other Benefits(2)	—		—		—	$36,314

TOTAL	$4,787,985		$5,435,481		—	$7,556,299

Trevor Q. Gasper

Cash	—		$111,397		—	$2,152,700

RSUs Settled	$754,381	(3)	$1,147,546	(3)	—	$754,381	(4)

PSUs Settled	$1,128,799	(5)	$1,128,799	(5)	—	$1,128,799	(6)

Other Benefits(2)	—		—		—	$68,489

TOTAL	$1,883,180		$2,387,742		—	$4,104,369

(1)

If an Executive voluntarily terminates his or her employment with the Company or his or her employment is terminated by the Company for Cause, the executive would be entitled to receive a distribution of the balance in the executive’s account under the Deferred Compensation Plan shown in the table on page 52 above but would receive no other cash benefits or other cash payments in connection with such a termination.

(2)	Other Benefits include COBRA premium payments for up to 24 months and outplacement services.

(3)	Valuation is based on a July 31, 2023 separation date, but RSUs would be awarded and valued on the date of actual vesting in accordance with the award vesting schedule.

(4)	Vest in full on date of separation. Valuation is based on July 31, 2023 separation date.

(5)	Valuation based on July 31, 2023 separation date, but actual value would be determined at time of vesting.

(6)

For purposes of this table, it is assumed PSUs would vest at target, however, in the event of an actual separation without cause or for good reason, the PSU amounts would be set based on performance to date and a pro rata estimation for the remainder of the PSU period as of July 31, 2023.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Fiscal Year 2023 CEO Pay Ratio

In accordance with SEC rules, for Fiscal Year 2023, we determined the annual total compensation of our median compensated employee and present a comparison of that annual total compensation to the annual total compensation of our President and CEO:

•  The Fiscal Year 2023 annual total compensation of our President and CEO was $10,567,489.

•  The Fiscal Year 2023 annual total compensation of our median compensated employee was $63,502.

•  Based on this information, we reasonably estimate that the ratio of our President and CEO’s annual total compensation to the annual total compensation of our median compensated employee for Fiscal Year 2023 was 166 to 1*.

*This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of SEC Regulation S-K.

METHODOLOGY AND IDENTIFICATION OF MEDIAN EMPLOYEE

As of July 31, 2023, the end of our fiscal year, we had approximately 15,900 U.S. employees and approximately 9,000 non-U.S. employees.

As permitted by SEC rules, we utilized the same median employee for Fiscal Year 2023 as Fiscal Year 2022 as there were no material changes to our employee population or employee compensation arrangements during Fiscal Year 2023 that would significantly impact our pay ratio disclosure.

We determined our median employee for Fiscal Year 2022 as of July 31, 2022. For purposes of identifying the median employee, we used taxable fiscal year-end compensation data and converted the pay for our non-U.S. employees to U.S. dollars. Using this methodology, we determined that our median employee was a full-time, hourly, direct labor employee and included base pay, overtime pay, non-equity incentive compensation, and 401(k) matching contributions. Our median employee received no other types of compensation required to be included in the Summary Compensation Table.

56 / THOR INDUSTRIES, INC.

PAY VERSUS PERFORMANCE
The SEC has adopted a rule requiring annual disclosure of
pay-versus-performance
which shows the relationship between executive compensation actually paid and the Company’s performance. The following pay versus performance disclosure is based on permitted methodology, pursuant to the SEC guidance under Item 402(v) of Regulation
S-K.
TABLE

Year (1)	Summary Compensation Table Total for PEO (2)	Compensation Actually Paid to PEO (3)	Average Summary Compensation Table Total for non-PEO Named Executive Officers (2)	Average Compensation Actually Paid to non-PEO Named Executive Officers (4)	Total Shareholder Return (5)	Peer Group Total Shareholder Return (6)	Net Income (in millions)	Company Adjusted NBT (in millions) (7)

2023	$10,567,489	$19,019,951	$3,432,237	$5,647,940	$107.17	$118.08	$374	$518

2022	$15,866,718	$14,952,360	$4,173,100	$3,818,733	$76.59	$114.50	$1,138	$1,512

2021	$19,085,967	$16,384,052	$4,444,238	$3,924,886	$105.45	$129.51	$660	$834

(1)	Robert W. Martin served as the Company’s Principal Executive Officer (“PEO”) for the entirety of Fiscal Years 2021, 2022, and 2023. The Company’s other NEOs for the applicable years were as follows:
•	Fiscal Year 2023 – Colleen Zuhl, Todd Woelfer, Kenneth D. Julian, and Trevor Q. Gasper
•	Fiscal Year 2022 – Colleen Zuhl, Todd Woelfer, Kenneth D. Julian, and Trevor Q. Gasper
•	Fiscal Year 2021 – Colleen Zuhl, Todd Woelfer, Kenneth D. Julian, and Josef Hjelmaker
(2)
Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable fiscal year in the case of our PEO, Mr. Martin; and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs other than the PEO for the applicable year.

(3)	Amounts reported in this column represent the compensation actually paid, as defined by the SEC, to Mr. Martin as the Company’s PEO in the indicated fiscal years, as calculated in the table below:

PEO		2023	2022	2021

Summary Compensation Table – Total Compensation (a)		$10,567,489	$15,866,718	$19,085,967

-	Grant Date Fair Value of Stock Awards Granted in Fiscal Year (b)	$5,621,179	$7,391,246	$8,648,124

+	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year (c)	$11,398,863	$6,057,340	$6,360,666

+	Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years (d)	$3,077,766	($2,231,755)	$441,414

+	Fair Value of Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year (e)	$0	$0	$0

+	Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (f)	($402,988)	$2,651,303	($855,871)

-	Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year (g)	$0	$0	$0

=	Compensation Actually Paid	$19,019,951	$14,952,360	$16,384,052

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)	Represents the aggregate grant date fair value of the stock awards granted to Mr. Martin during the indicated fiscal year computed in accordance with FASB ASC 718.
(c)
Represents the aggregate fair value as of the indicated fiscal year-end
of Mr. Martin’s outstanding and unvested stock awards granted during such fiscal year. PSU amounts were calculated based on the number of shares that would be awarded on a multi-year cycle if target ROIC and FCF objectives are met for the applicable multi-year cycle.

(d)
Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by Mr. Martin as of the last day of the indicated fiscal year. PSU amounts were calculated based on the change in value of a target number of shares that would be achieved on a multi-year basis if target ROIC and FCF objectives are met.

(e)
Represents the aggregate fair value of vesting of stock awards that were granted to Mr. Martin and vested during the indicated fiscal year, computed in accordance with FASB ASC 718. The value indicated for Fiscal Year 2022 represents the value of additional PSUs awarded to Mr. Martin as a result of the target ROIC and FCF objectives having been exceeded.

(f)
Represents the aggregate change in fair value, measured from the prior fiscal year-end
to the vesting date, of each stock award held by Mr. Martin that was granted in a prior year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(g)
Represents the aggregate fair value as of the last day of the prior fiscal year of Mr. Martin’s stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

58 /
THOR INDUSTRIES, INC.

(4)
Amounts reported in this column represent the compensation actually paid to the Company’s NEOs other than Mr. Martin in the indicated fiscal year, based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown on the table below:

Other NEOs Average (a)		2023	2022	2021

Summary Compensation Table – Total Compensation (b)		$3,432,237	$4,173,100	$4,444,238

-	Grant Date Fair Value of Stock Awards Granted in Fiscal Year (c)	$1,770,885	$2,031,800	$2,108,683

+	Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year (d)	$3,330,125	$1,506,155	$1,679,617

+	Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years (e)	$755,887	($542,115)	$111,754

+	Fair Value of Vesting of Stock Awards Granted in Fiscal Year that Vested During Fiscal Year (f)	$0	$0	$0

+	Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year (g)	($99,424)	$713,393	($202,040)

-	Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year (h)	$0	$0	$0

=	Compensation Actually Paid	$5,647,940	$3,818,733	$3,924,886

(a)	Please see footnote 1 above for the NEOs included in the average for each indicated fiscal year.
(b)	Represents average Total Compensation as reported in the Summary Compensation Table for the reported NEOs during the indicated fiscal year.
(c)	Represents the average aggregate grant date fair value of the stock awards granted to the reported NEOs during the indicated fiscal year computed in accordance with FASB ASC 718.
(d)
Represents the average aggregate fair value as of the indicated fiscal year-end
of the reported NEO’s outstanding and unvested stock awards granted during such fiscal year. PSU amounts were calculated based on the number of shares that would be awarded on a multi-year cycle if target ROIC and FCF objectives are met.

(e)
Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by the reported NEOs as of the last day of the indicated fiscal year. PSU amounts were calculated based on the change in value of a target number of shares that would be achieved on a multi-year basis if target ROIC and FCF objectives are met.

(f)
Represents the average aggregate fair value of vesting of stock awards that were granted to the reported NEOs and vested during the indicated fiscal year, computed in accordance with FASB ASC 718. The value indicated for Fiscal Year 2022 represents the value of additional PSUs awarded to the reported NEOs as a result of the target ROIC and FCF objectives having been exceeded.

(g)
Represents the average aggregate change in fair value, measured from the prior fiscal year-end
to the vesting date, of each stock award held by the reported NEOs that was granted in a prior year and which vested during the indicated fiscal year, computed in accordance with FASB ASC 718.

(h)
Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, computed in accordance with FASB ASC 718.

(5)
Pursuant to rules of the SEC, the comparison assumes $100 was invested on July 31, 2020, in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)
The TSR Peer Group consists of Winnebago Industries (“WGO”), LCI Industries (“LCII”), and The Shyft Group (“SHYF”), the same peer group historically utilized in the stock price performance graph of the Company’s Annual Report.

(7)
For Fiscal Year 2023, Company Adjusted NBT continues to be viewed as the core driver of the Company’s performance and stockholder value creation. Company Adjusted NBT is a non-GAAP
financial measure. Please see Appendix A for a reconciliation of this non-GAAP
financial measure.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

Relationship Between
Compensation Actually Paid
and Performance
We believe the “Compensation Actually Paid” in each of the years reported above and over the three-year cumulative period are reflective of the Compensation Committee’s emphasis on pay-for-performance
as the “Compensation Actually Paid” fluctuated year-over-year primarily due to the result of our stock performance and our varying levels of achievement against pre-established
performance goals under our annual and long-term incentive programs.
TABULAR LIST OF COMPANY PERFORMANCE MEASURES
For Fiscal Year 2023, Company Adjusted NBT is identified as the most important financial performance measure in linking “compensation actually paid” to our performance. Company Adjusted NBT was the only performance measure used in determining MIP in Fiscal Year 2023 and was utilized in determining the RSU portion of our LTI. Per the table below, the other financial measures used in Fiscal Year 2023 in linking “compensation actually paid” to our performance were ROIC and FCF.

Most Important Measures (1) Company Adjusted NBT (2) ROIC (3) FCF

Pay versus Company and Peer Group TSR Fiscal Years 2021-2023

Pay versus Net Income Fiscal Years 2021-2023

Pay versus Company Adjusted NBT Fiscal Years 2021-2023

60 /
THOR INDUSTRIES, INC.

Ownership of Common Stock

The following table sets forth information as of October 16, 2023, with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act, of our Common Stock by: (i) each person known by the Company to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding Common Stock; (ii) each Director of the Company; (iii) each Executive Officer of the Company named in the Summary Compensation Table on page 47; and (iv) all Executive Officers and Directors of the Company as a group.

As of October 16, 2023, there were 53,278,289 shares of Common Stock issued and outstanding:

	Beneficial Ownership (2)
Name and Address of Beneficial Owner (1)	Number of Shares		Percent

Peter B. Orthwein	1,970,211	(3)	3.7%

Robert W. Martin	285,461		*

Colleen Zuhl	96,540		*

Todd Woelfer	73,423		*

Kenneth D. Julian	43,079	(4)	*

Trevor Q. Gasper	3,101		*

Andrew E. Graves	20,513		*

Christina Hennington	2,465		*

Amelia A. Huntington	6,730		*

Laurel Hurd	2,465		*

Wilson Jones	11,493		*

William J. Kelley Jr.	3,273		*

Christopher Klein	7,685	(5)	*

Kayne Anderson Rudnick Investment Management, LLC 1800 Avenue of the Stars, Los Angeles, CA 90067	5,143,904	(6)	9.7%

The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, PA 19355	5,050,303	(7)	9.5%

BlackRock Fund Advisors 400 Howard Street, San Francisco, CA 94105	4,269,113	(8)	8.0%

Royal London Asset Management, LTD 55 Gracechurch St., London EC3V 0RL, United Kingdom	3,251,076	(9)	6.1%

Harris Associates, L.P. 111 South Wacker Drive, Suite 4600, Chicago, IL 60606	3,008,564	(10)	5.6%

All Directors and Executive Officers as a group (13 persons)	2,526,439		4.7%

*	less than 1%

(1)	Except as otherwise indicated, the address of each beneficial owner is c/o THOR Industries, Inc., 601 East Beardsley Avenue, Elkhart, Indiana 46514.

(2)

Except as otherwise indicated, the persons in the table have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them and such shares include restricted stock and restricted stock units which are currently exercisable or will become exercisable or vested within sixty (60) days from October 16, 2023. Ownership percentages are calculated based on 53,278,289 shares of Common Stock outstanding on October 16, 2023, plus the number of shares as to which each person or group has the right to acquire beneficial ownership within 60 days of such date.

(3)

Includes 977,474 shares held directly; 69,770 shares owned by Mr. Orthwein’s wife; 30,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s half-brother, of which Mr. Orthwein is a trustee; 94,783 shares owned of record by the Trust FBO Peter B. Orthwein, of which Mr. Orthwein is the trustee and beneficiary; 124,000 shares owned of record by a trust for the benefit of Mr. Orthwein’s children for which Mr. Orthwein acts as a trustee; 211,084 shares held in a grantor retained annuity trust of which Mr. Orthwein is the beneficiary and trustee; 133,400 shares held in an irrevocable trust; 30,000 shares held in a trust for the benefit of Mr. Orthwein, of which Mr. Orthwein is the trustee and beneficiary; and 299,700 shares held in a trust of which Mr. Orthwein is sole trustee for his three youngest children as beneficiaries.

(4)	Includes 12,268 shares held directly; 30,811 shares owned of record by a trust of which Mr. Julian is the sole trustee and of which Mr. Julian’s wife is the sole beneficiary.

(5)

Includes 7,493 shares held directly; 118 shares held in a tenants in common account of revocable trusts of Mr. Klein and his wife; 37 shares held in an irrevocable trust for the benefit of one of Mr. Klein’s children; and 37 shares held in an irrevocable trust for the benefit of Mr. Klein’s other child. Mr. Klein is an advisor to each of the children’s trusts.

(6)	The number of shares listed for Kayne Anderson Rudnick Investment Management, LLC is based on a Schedule 13F filed on August 11, 2023.

(7)	The number of shares listed for The Vanguard Group, Inc. is based on a Schedule 13F filed on August 14, 2023.

(8)	The number of shares listed for BlackRock Fund Advisors is based on a Schedule 13F filed on August 11, 2023.

(9)	The number of shares listed for Royal London Asset Management, LTD is based on a Schedule 13F filed on August 11, 2023.

(10)	The number of shares listed for Harris Associates, L.P. is based on a Schedule 13F filed on August 14, 2023.

NOTICE OF 2023 ANNUAL MEETING AND PROXY STATEMENT

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

Our Audit Committee is required to review and approve all related party transactions that are required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC. All such related party transactions must also be approved by the disinterested members of our Board if required by Delaware General Corporation Law. Through its review for Fiscal Year 2023 activity, the Audit Committee identified no such transactions.

DELINQUENT SECTION 16(a) REPORTS

The federal securities laws require the filing of certain reports by officers, directors, and beneficial owners of more than ten percent (10%) of our securities with the SEC and the NYSE. Specific due dates have been established and we are required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of Section 16 filings filed electronically with the SEC and, as applicable, written representations that no such filings were required, the Company believes that, except as noted below, all filing requirements for transactions in Fiscal Year 2023 were satisfied by each of our Officers and Directors, and ten percent (10%) Shareholders of the Company during Fiscal Year 2023. On July 20, 2023, Mr. Julian filed a Form 4 to report 21 delinquent gift transactions consisting of transfers by Mr. Julian of 40,811 shares to a trust of which he is the trustee and his spouse is the beneficiary all of which occurred between October 2017 and October 2022. The Form 4 also reported three (3) gift transactions totaling 1,100 shares that occurred in December 2019 that previously were not reported.

SHAREHOLDER PROPOSALS

In order to submit Shareholder proposals for the 2024 Annual Meeting of Shareholders for inclusion in the Company’s Proxy Statement pursuant to SEC Rule 14a-8, materials must be received by the Secretary at the Company’s principal office, no later than July 5, 2024, provided that if the date of the 2024 Annual Meeting of Shareholders is more than 30 days before or more than 30 days after December 15, 2024, then the deadline will be a reasonable time before the Company makes available its proxy materials.

Shareholder director nominations for inclusion in the Company’s Proxy Statement under the Company’s proxy access program must be received by the Secretary at the Company’s principal office not before June 5, 2024 or after July 5, 2024, provided, however, that if the date for which the 2024 Annual Meeting of Shareholders is called is more than 30 days before or more than 30 days after December 15, 2024, then notice by the nominating Shareholder to be timely must be received by the Secretary of the Company by the later of the close of business on the date that is 180 days prior to the date of the 2024 Annual Meeting of Shareholders or the 10th day following the day on which public announcement of such annual meeting is first made.

The Company’s By-Laws also establish an advance notice procedure with regard to director nominations and shareholder proposals that are not submitted for inclusion in the Proxy Statement, but that a shareholder instead wishes to present directly at an annual meeting. To properly bring before the 2024 Annual Meeting of Shareholders, a nomination or other matter the Shareholder wishes to present at the meeting, Shareholder written notification of such matter, must be received by the Secretary at the Company’s principal office not before August 24, 2024, or after September 18, 2024, provided that if the date for which the 2024 Annual Meeting of Shareholders is called is more than 30 days before or more than 30 days after December 15, 2024, then notice by the Shareholder to be timely must be received by the Secretary not earlier than the close of business on the 100th day prior to the date of the 2024 Annual Meeting of Shareholders and not later than the later of (i) the 75th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such annual meeting is first made.

All Shareholder proposals must comply with all of the requirements of SEC Rule 14a-8 or the Company’s ByLaws, as applicable. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements.

OTHER MATTERS

Management knows of no other matters that will be presented for consideration at the Meeting. However, if any other matters are properly brought before the Meeting, it is the intention of the persons named in the proxy to vote the proxy in accordance with their best judgment.

By Order of the Board of Directors,

Trevor Q. Gasper

Senior Vice President,

General Counsel, and Corporate Secretary

November 1, 2023

62 / THOR INDUSTRIES, INC.

Appendix A

Reconciliation Of Non-GAAP Financial Measures

“COMPANY ADJUSTED NBT”

In Fiscal Years 2021, 2022, and 2023, the Company evaluated its NEOs, paid MIP to its NEOs, and awarded RSUs to its NEOs based upon Company Adjusted NBT, which is a non-GAAP measure. The Company defines “Company Adjusted NBT” as its consolidated income before income tax and then makes adjustments to exclude gains/losses as a result of non-forecasted major acquisitions, LIFO, non-controlling interests, impairments, and certain foreign currency exchange gains/losses. Company Adjusted NBT is not calculated in accordance with, nor is it a substitute for, GAAP measures. A reconciliation of Company Adjusted NBT to income before income taxes, the most directly comparable financial measure calculated and presented in accordance with GAAP is provided below:

($ in thousands)	Fiscal Year 2023	Fiscal Year 2022	Fiscal Year 2021

Income Before Income Taxes (GAAP)	$499,353	$1,459,864	$844,581

Adjustment: Non-Forecasted Major Acquisition Effects	—	—	($8,755)

Adjustment: Impairments	—	—	—

Adjustment: Foreign Currency Exchange Gains/Losses	($6,487)	($6,502)	—

Adjustment: Non-Controlling Interest Gains/Losses	$44	($609)	($1,386)

Adjustment: LIFO Gains/Losses	$25,153	$59,212	—

COMPANY ADJUSTED NBT	$518,063	$1,511,965	$834,440

THOR
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©2023 THOR Industries, Inc. THOR® and all THOR-related names, logos, products and services names, designs, trade dress, and slogans are trademarks of THOR Industries, Inc. and/or its affiliates. All other names, logos, products and services names, designs, trade dress, and slogans are trademarks of their respective owners.

601 East Beardsley Avenue
Elkhart, IN 46514
574.970.7460

WWW.THORINDUSTRIES.COM

THOR INDUSTRIES, INC.

ATTN: TREVOR Q. GASPER

601 EAST BEARDSLEY AVENUE

ELKHART, IN 46514

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 12/14/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/THO2023

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 12/14/2023. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐
1. Election of Directors
Nominees
01) Andrew Graves 02) Christina Hennington 03) Amelia A. Huntington 04) Laurel Hurd 05) William J. Kelley, Jr.
06) Christopher Klein 07) Robert W. Martin 08) Peter B. Orthwein
The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our Fiscal Year 2024.							☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:						1 year	2 years	3 years	Abstain
3. Advisory vote on the frequency of holding the “Say on Pay” vote.						☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
4. Non-binding advisory vote to approve the compensation of our named executive officers (NEOs).							☐	☐	☐
NOTE: In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report on Form 10K are available at www.proxyvote.com

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THOR INDUSTRIES, INC.

Annual Meeting of Shareholders

December 15, 2023 9:00 AM EST

This proxy is solicited by the Board of Directors

The undersigned shareholder of THOR Industries, Inc. hereby appoints Andrew Graves and Trevor Q. Gasper, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of THOR INDUSTRIES, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held virtually at www.virtualshareholdermeeting.com/THO2023 at 9:00 AM, EST on December 15, 2023, and any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side